UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 11-K

(Mark One)

☒      ANNUAL REPORT PURSUANT TO SECTION 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2010

☐         TRANSITION REPORT PURSUANT TO SECTION 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                                                to

Commission file number 1-14201

SEMPRA ENERGY SAVINGS PLAN, SAN DIEGO GAS & ELECTRIC COMPANY SAVINGS PLAN, SOUTHERN CALIFORNIA GAS COMPANY RETIREMENT SAVINGS PLAN, MESQUITE POWER LLC SAVINGS PLAN, MOBILE GAS SERVICE CORPORATION EMPLOYEE SAVINGS PLAN AND MOBILE GAS SERVICE CORPORATION BARGAINING UNIT EMPLOYEE SAVINGS PLAN

(Full title of the Plans)

SEMPRA ENERGY

(Name of the issuer of the securities held pursuant to the Plan)

101 Ash Street, San Diego, California 92101

(Address of principal executive office of the issuer)

AUDITED FINANCIAL STATEMENTS

Sempra Energy Savings Plan
San Diego Gas & Electric Company Savings Plan
Southern California Gas Company Retirement Savings Plan
Mesquite Power LLC Savings Plan
Mobile Gas Service Corporation Employee Savings Plan
Mobile Gas Service Corporation Bargaining Unit Employee Savings Plan

SIGNATURES

EXHIBITS

23.0 Consent of Independent Registered Public Accounting Firm

Sempra Energy Savings Plan

Financial Statements as of December 31, 2010 and 2009, and for the Year Ended December 31, 2010, Supplemental Schedule as of December 31, 2010, and Report of Independent Registered Public Accounting Firm

SEMPRA ENERGY SAVINGS PLAN

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Trustees and Participants of the

Sempra Energy Savings Plan

San Diego, California

We have audited the accompanying statements of net assets available for benefits of the Sempra Energy Savings Plan (the “Plan”) as of December 31, 2010 and 2009, and the related statement of changes in net assets available for benefits for the year ended December 31, 2010. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2010 and 2009, and the changes in net assets available for benefits for the year ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the financial statements, the Plan retrospectively adopted new accounting guidance as of December 31, 2010 relating to the financial statement presentation of loans to participants.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) as of December 31, 2010, is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan’s management. Such schedule has been subjected to the auditing procedures applied in our audit of the basic 2010 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ DELOITTE & TOUCHE LLP

San Diego, California

June 29, 2011

SEMPRA ENERGY SAVINGS PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

AS OF DECEMBER 31, 2010 AND 2009

(Dollars in thousands)

	2010	2009

INVESTMENT — Investment in Sempra Energy Savings Master Trust	$176,768	$179,428

RECEIVABLES:
Notes receivable from participants	2,379	2,059
Dividends	384	405
Employer contributions	770	1,024
Employee contributions	214	229

Total receivables	3,747	3,717

NET ASSETS AVAILABLE FOR BENEFITS	$180,515	$183,145

See notes to financial statements.

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SEMPRA ENERGY SAVINGS PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEAR ENDED DECEMBER 31, 2010

(Dollars in thousands)

ADDITIONS:
Net investment income — Plan interest in Sempra Energy Savings Master Trust investment income	$13,717

Contributions:
Employer	3,398
Participating employees	9,271

Total contributions	12,669

Transfers from plans of related entities	1,760

Interest income on notes receivable from participants	113

Total additions	28,259

DEDUCTIONS:
Distributions to participants or their beneficiaries	11,936
Transfers to plans of related entities	18,928
Administrative expenses	25

Total deductions	30,889

DECREASE IN NET ASSETS	(2,630)

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	183,145

End of year	$180,515

See notes to financial statements.

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SEMPRA ENERGY SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2010 AND 2009, AND FOR THE YEAR ENDED DECEMBER 31, 2010

1.                      PLAN DESCRIPTION AND RELATED INFORMATION

The following description of the Sempra Energy Savings Plan (the Plan) is provided for general information purposes only. Participants should refer to the Plan document for a more complete description of the Plan’s provisions.

General — The Plan is a defined contribution plan that provides employees of Sempra Energy or any affiliate who has adopted this Plan (the Company or Employer) with retirement benefits. Employees may participate immediately in the Plan and, after one year in which they complete 1,000 hours of service, receive an Employer matching contribution. Employees may make regular savings investments in Sempra Energy common stock and other optional investments permitted by the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

Employees transfer between the Company and related entities for various reasons, resulting in the transfer of participant assets from one plan to another.

Contributions — Contributions to the Plan can be made under the following provisions:

Participating Employee Contributions — Under the terms of the Plan, participants may contribute up to 50% of eligible pay on a pretax basis, an after-tax basis, or a combination thereof. The Internal Revenue Code (IRC) limited total individual pretax contributions to $16,500 for 2010. Catch-up contributions are permitted for participants of at least 50 years of age. The catch-up provision provides these participants the opportunity to contribute an additional $5,500 on a pretax basis for 2010. The Plan allows for automatic enrollment of newly hired employees who either do not elect a specific deferral percentage or do not opt out of the Plan. The automatic deferral is an amount equal to 3% of eligible pay increasing every May by 1% up to a maximum of 6%, and the default investment vehicle for 2010 is a T. Rowe Price Retirement Fund option based on the assumption that the employee will retire at age 65. Employees hired after January 1, 2007, have the option to opt out.

Employer Nonelective Matching Contributions — The Company makes matching contributions to the Plan for all participants except for those employed by El Dorado Energy, LLC (El Dorado), a subsidiary of the Company. The matching contributions are equal to 50% of each participant’s contribution, up to the first 6% of eligible pay, each pay period. For the participants employed by El Dorado, that company makes matching contributions to the Plan equal to 100% of each participant’s contribution, up to the first 6% of eligible pay, each pay period. Employer contributions are funded, in part, from the Sempra Energy Employee Stock Ownership Plan and Trust. The Company’s matching contributions are invested in Sempra Energy common stock.

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Discretionary Incentive Contribution — If established performance goals and targets of the Company are met in accordance with the terms of the incentive guidelines established each year, the Company will make an additional incentive contribution for all participants except those employed by El Dorado, as determined by the Board of Directors of Sempra Energy. An incentive contribution of .83% of eligible compensation for all eligible participants, except those employed by El Dorado, was made for 2010. For participants of the Plan employed by El Dorado, each year that company will make an additional incentive contribution of not less than 3% and not more than 6% of eligible pay. For 2010, El Dorado contributed 4.35%. Incentive contributions were made on March 16, 2011 and March 17, 2010, to all employees employed on December 31, 2010 and 2009, respectively. The contributions were made in the form of cash and stock and invested according to each participant’s investment election on the date of contribution.

Participant Accounts — A separate account is established and maintained in the name of each participant and reflects the participant’s contributions, the Employer’s nonelective matching and discretionary incentive contributions, and the earnings and losses attributed to each investment fund, less administrative expenses. Participants are allocated a share of each fund’s investment earnings net of investment fees on a daily basis, based upon their account balance as a percentage of the total fund balance. Investment expenses, except those for a specific transaction, are allocated quarterly to individual funds based on either fund balance or a participant’s pro rata share, as defined in the Plan document.

Participants are allowed to redirect up to 100% of the shares in the Employer matching account into any of the Plan’s designated investments.

Vesting — All participant accounts are fully vested and nonforfeitable at all times.

Investment Options — All investments are held by the Sempra Energy Savings Master Trust (the Master Trust) (see Note 5). Employees elect to have their contributions invested in increments of 1% in Sempra Energy common stock, specific mutual funds offered by T. Rowe Price, Fidelity Investment Managers, and the Vanguard Group, or a broad range of funds through a brokerage account, TradeLink. Participants may invest a maximum of 50% of the value of their Plan accounts (excluding the Employer matching contributions) within their TradeLink brokerage account.

Payment of Dividends — Participants may elect at any time to either receive distributions of cash dividends on the shares of Sempra Energy common stock held in their account or to reinvest those dividends in Sempra Energy common stock. Former employees that elect to leave their account balance in the Plan and receive cash dividends from Sempra Energy common stock in their account will receive such dividends in cash or have them reinvested in Sempra Energy common stock, based on their election on the date of termination of employment with the Company, retirement or permanent disability.

Payment of Benefits — Upon termination of employment with the Company, retirement or permanent disability, participants or the named beneficiary(ies) (in the event of death) with an account balance greater than $5,000 are given the options to have their vested account balance remain in the Plan, roll the entire amount to another qualified retirement plan or individual retirement account, or receive their vested account balance in a single lump-sum payment in cash or Sempra Energy common stock for any portion of their account held in Sempra Energy common stock. The accounts of terminated participants with account balances from $1,000 to $5,000 that do not elect a lump-sum payment or a rollover to a qualified retirement plan or individual retirement account will be automatically rolled into an individual retirement account with T. Rowe Price. Terminated participants with account balances less than $1,000 automatically receive a lump-sum cash payment.

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Plan Termination — Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions and to terminate the Plan at any time, subject to the provisions of ERISA. In the event of termination, the net assets of the Plan will be distributed to the participants.

Related-Party Transactions — Certain Plan investments, held through the Master Trust, are shares of mutual funds managed by T. Rowe Price, the Plan’s recordkeeper; therefore, these transactions qualify as exempt party-in-interest transactions.

Certain administrative functions of the Plan are performed by officers or employees of the Company. No such officer or employee receives compensation from the Plan. Certain administrative expenses are paid directly by the Company, such as legal and accounting fees. All investment expenses are paid by the participants, including recordkeeping, trustee, loan, redemption and investment management fees. Fees paid by the Plan to the recordkeeper for administrative services were $25,380 for the year ended December 31, 2010.

At December 31, 2010 and 2009, the Plan held, through the Master Trust, 1,007,431 and 1,064,628 shares of common stock of Sempra Energy, the sponsoring employer, and recorded dividend income of $1,612,418 during the year ended December 31, 2010.

2.                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting — The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

Use of Estimates — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of net assets and disclosures at the date of the financial statements and the reported changes in net assets during the reporting period. Actual results could differ from those estimates.

Risks and Uncertainties — The Plan invests in the Master Trust, which utilizes various investment instruments, including common stock, mutual funds, and a stable value fund. Investment securities, in general, are exposed to various risks, such as interest rate risk, credit risk, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

Investment Valuation and Income Recognition — The fair value of the Plan’s interest in the Master Trust is based on the beginning of year value of the Plan’s interest in the Master Trust, plus actual contributions and allocated investment income, less actual distributions and allocated administrative expense, plus or minus changes in unrealized gains and losses.

The Master Trust’s investments are stated at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). See Note 7 for discussion of fair value measurements.

Purchases and sales of securities are recorded on the trade date. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

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Benefit Payments — Benefits are recorded when paid. There were no amounts allocated to accounts of persons who have elected to withdraw from the Plan but have not yet been paid as of December 31, 2010 or 2009.

Adoption of New Accounting Pronouncements — The accounting standards described below that were adopted in 2010 affected certain note disclosures, the statements of net assets available for benefits and the statement of changes in net assets available for benefits.

Accounting Standards Update (ASU) No. 2010-06, “Improving Disclosures about Fair Value Measurements” (ASU No. 2010-06): ASU No. 2010-6 amends Accounting Standards Codification (ASC) 820 and requires additional fair value measurement disclosures, including transfers into and out of Levels 1 and 2; separate disclosures of purchases, sales, issuances, and settlements relating to Level 3 measurements; and valuation techniques and inputs used for Level 2 and Level 3 instruments. ASU No. 2010-06 is effective for the Plan in 2010, except for the requirement to provide Level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which is effective for fiscal years beginning after December 15, 2010. The adoption of ASU No. 2010-06 did not and is not expected to have a material effect on the Plan’s financial statements or disclosures.

ASU No. 2010-25, “Reporting Loans to Participants by Defined Contribution Pension Plans” (ASU No. 2010-25): Issued by the Financial Accounting Standards Board (FASB) in September 2010, ASU No. 2010-25 requires that participant loans be classified as notes receivable rather than as plan investments and be measured at unpaid principal balance plus accrued but unpaid interest rather than fair value.  The Plan retrospectively adopted the new accounting in 2010.

Subsequent Events — Management has evaluated subsequent events through the date the financial statements were issued, and no events have occurred that require consideration as adjustments to or disclosures in the financial statements.

3.                      TAX STATUS

The Internal Revenue Service has determined and informed the Company by a letter dated November 14, 2002, that the Plan and related trust were designed in accordance with the applicable regulations of the IRC. The Plan has been amended since receiving the determination letter; however, the Company and Plan management believe that the Plan is currently designed and operated in compliance with the applicable requirements of the IRC and that the Plan and related trust continue to be tax-exempt. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

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4.                      PARTICIPANT LOANS

The Plan permits participants to borrow against the balances in their individual accounts. A participant is limited to borrowing a maximum of 50% of the value of his/her account balance or $50,000, whichever is less. The minimum amount that can be borrowed is $1,000, and the fee charged for processing a loan is paid by the participant who takes out the loan. Participants may have up to two loans outstanding, one of which can be a primary residence loan. If a participant defaults on a loan, it becomes a deemed distribution from the Plan to the participant. Primary residence loans are amortized over a maximum repayment period of 15 years, and other loans have a maximum repayment period of five years. All loans bear interest at 1% above the prime rate, as published in The Wall Street Journal, at the time the loan is made. As of both December 31, 2010 and 2009, interest rates on loans ranged from 4.25% to 10.50%, and as of December 31, 2010, had maturity dates through October 2025. The Plan’s participant loans, carried at outstanding loan balances plus accrued interest, are presented as Notes receivable from participants on the statements of net assets available for benefits.

5.                      INVESTMENTS IN THE MASTER TRUST (DOLLARS IN THOUSANDS)

The Plan’s investments are held in a trust account at T. Rowe Price, the trustee of the Plan (the Trustee), and consist of an interest in the Master Trust. Use of the Master Trust permits the commingling of the trust assets of two or more similar employee benefit plans sponsored by Sempra Energy for investment and administrative purposes. The Plan’s interest in the investments of the Master Trust is based on the individual Plan participants’ investment balances. Investment income is allocated on a daily basis through a valuation performed by the Trustee. Expenses relating to the Master Trust are allocated to the individual funds based upon each participant’s pro rata share, per-share calculation, or by transaction in a specific fund. At December 31, 2010 and 2009, the Plan’s interest in the investments of the Master Trust was approximately 8% and 9%, respectively.

The investments available for benefits of the Master Trust at December 31, 2010 and 2009, are summarized as follows:

	2010	2009

At fair value:
Sempra Energy common stock	$847,079	$919,478
Money market fund	66,251	65,718
Mutual funds:
Domestic stock funds	505,853	420,161
Balanced funds	374,180	301,936
Bond funds	104,014	92,099
Other	13,288	11,939
At estimated fair value — stable value funds	118,371	113,532
At estimated fair value — common/collective trust	85,088	79,985

Net investments available for benefits	$2,114,124	$2,004,848

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Net appreciation (depreciation) of investments and dividend income for the Master Trust for the year ended December 31, 2010, are as follows:

Net appreciation (depreciation) of investments at fair value:
Sempra Energy common stock	$(57,831)
Mutual funds	118,612
Net appreciation of investments at estimated fair value	6,841

Net appreciation of investments	$67,622

Dividend income	$50,145

The following investments held by the Plan through the Master Trust represent 5% or more of the Plan’s assets at December 31, 2010 and 2009:

	2010	2009

Sempra Energy Common Stock	$52,870	$59,598
Vanguard Institutional Index Fund	20,269	22,476
T. Rowe Price Personal Strategy Balanced Fund	19,228	17,859
T. Rowe Price Small-Cap Stock Fund	15,947	13,696

The Plan, through the Master Trust, invests in various securities. Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility. Due to the level of risk associated with investment securities, it is reasonably possible that changes in the values of certain investment securities will occur in the near term and that such changes could materially affect the amounts reported in the statements of net assets available for Plan benefits.

6.                      NONPARTICIPANT DIRECTED INVESTMENTS (DOLLARS IN THOUSANDS)

The Company’s nonelective matching contributions to the Plan are invested solely in Sempra Energy common stock. These contributions are classified as nonparticipant directed investments despite the employee’s ability to subsequently transfer them into other investments. The investment of Employer discretionary incentive contributions follows participant direction. Information about the Sempra Energy common stock investments held by the Plan through the Master Trust, and the significant components of the changes therein, are as follows for the year ended December 31, 2010:

Nonparticipant directed assets — Sempra Energy common stock in the Master Trust as of December 31, 2009	$37,578

Changes in assets:
Contributions	2,693
Net depreciation, net of dividend income	(1,859)
Distributions to participants or their beneficiaries	(1,714)
Transfers to participant directed investments	(1,637)
Transfers to plans of related entities	(1,841)

Total change in assets	(4,358)

Nonparticipant directed assets — Sempra Energy common stock in the Master Trust as of December 31, 2010	$33,220

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7.                      FAIR VALUE MEASUREMENTS (DOLLARS IN THOUSANDS)

In accordance with current GAAP, the Plan and Master Trust classify their investments based on a fair value hierarchy that prioritizes the inputs used to measure fair value, as follows:

•                  Level 1, which refers to securities valued using quoted prices from active markets for identical assets;

•                  Level 2, which refers to securities not traded on an active market but for which observable market inputs are readily available; and

•                  Level 3, which refers to securities valued based on significant unobservable inputs.

Investments are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

The following table sets forth by level within the fair value hierarchy a summary of the Master Trust’s investments measured at fair value or estimated fair value on a recurring basis at December 31, 2010 and 2009, by major category of debt and equity securities determined by the nature and risk of the investments:

	Master Trust Fair Value Measurements
	at December 31, 2010
	Level 1	Level 2	Level 3	Total

Sempra Energy common stock	$847,079	$—	$—	$847,079

Money market fund	66,251	—	—	66,251

Mutual funds:
Domestic stock funds	505,853	—	—	505,853
Balanced funds	374,180	—	—	374,180
Bond funds	104,014	—	—	104,014
Other	13,288	—	—	13,288

Total mutual funds	997,335	—	—	997,335

Stable value fund	—	118,371	—	118,371

Common/collective trust	—	85,088	—	85,088

Total investments at fair value	$1,910,665	$203,459	$—	$2,114,124

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	Master Trust Fair Value Measurements
	at December 31, 2009
	Level 1	Level 2	Level 3	Total

Sempra Energy common stock	$919,478	$—	$—	$919,478

Money market fund	65,718	—	—	65,718

Mutual funds:
Domestic stock funds	420,161	—	—	420,161
Balanced funds	301,936	—	—	301,936
Bond funds	92,099	—	—	92,099
Other	11,939	—	—	11,939

Total mutual funds	826,135	—	—	826,135

Stable value funds	—	113,532	—	113,532

Common/collective trust	—	79,985	—	79,985

Total investments at fair value	$1,811,331	$193,517	$—	$2,004,848

There were no transfers into or out of Level 1, Level 2 or Level 3 for the Plan or Master Trust during the periods presented.

The following descriptions of the valuation methods and assumptions used by the Plan to estimate the fair values of investments apply to investments held directly by the Plan and those held as underlying investments of the Master Trust:

Common Stocks — Common stocks are valued using quoted prices listed on nationally recognized securities exchanges (Level 1 inputs).

Money Market and Mutual Funds — The fair values of mutual fund investments are determined by obtaining quoted prices on nationally recognized securities exchanges (Level 1 inputs).

Stable Value Funds — The fair values of participation units in stable value collective trusts are based upon the net asset values (NAV) of such fund, after adjustments to reflect all fund investments at fair value, including direct and indirect interests in fully benefit-responsive contracts, as reported in the audited financial statements of the fund (Level 2 inputs) (see Note 8).

Common Collective Trusts — The fair values of participation units held in collective trusts, other than stable value funds, are based on the NAVs reported by the trust managers as of the financial statement dates, which may reflect recent transaction prices (Level 2 inputs). The investment objectives and underlying investments of the collective trusts vary, with some holding diversified portfolios of domestic or international stocks and open-ended mutual funds, some holding securities of U.S. companies in a particular industry sector, some holding short-term and/or medium-term corporate, government and government agency bonds, and others holding a blend of various domestic stocks, bonds and mutual funds. Each collective trust provides for daily redemptions by the Plan at reported NAVs per share, with no advance notice requirement (see Note 9).

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The methods described are intended to produce a fair value calculation that is indicative of net realizable value or reflective of future fair values. However, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

8.                      STABLE VALUE FUNDS

Through the Master Trust, the Plan invests in the T. Rowe Price Stable Value Common Trust Fund (the Fund) sponsored by T. Rowe Price Group, Inc. The Fund invests primarily in conventional guaranteed investment contracts and synthetic investment contracts issued by life insurance companies, banks, and other financial institutions, with the objective of providing a high level of return that is consistent with also providing stability of investment return, preservation of capital, and liquidity to pay plan benefits of its retirement plan investors.

The beneficial interest of each participant is represented by units. Units are issued and redeemed daily at the Fund’s constant NAV. Distribution to the Fund’s unit holders is declared daily from the net investment income and automatically reinvested in the Fund on a monthly basis, when paid. It is the policy of the Fund to use its best efforts to maintain the stable NAV per unit, although there is no guarantee that the Fund will be able to maintain this value.

Participants ordinarily may direct the withdrawal or transfer of all or a portion of their investment at contract value. Contract value represents contributions made to the Fund, plus earnings, less participant withdrawals and administrative expenses. The Fund imposes certain restrictions on the Plan, and the Fund itself may be subject to circumstances that impact its ability to transact at contract value. Plan management believes that the occurrence of events that would cause the Fund to transact at less than contract value is not probable.

The average yields of the Fund for the years ended December 31, were as follows:

	2010	2009

Based on annualized earnings (1)	3.65%	4.23%
Based on interest rate credited to participants (2)	4.10%	4.26%

(1)  Computed by dividing the annualized one-day actual earnings of the contract on the last day of the Plan year by the fair value of the investments on the same date.

(2)  Computed by dividing the annualized one-day earnings credited to participants on the last day of the Plan year by the fair value of the investments on the same date.

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9.                      NET ASSET VALUE PER SHARE (DOLLARS IN THOUSANDS)

The following tables set forth a summary of the investments held by the Plan through the Master Trust with a reported NAV:

	Fair Value Estimated Using Net Asset Value per Share
	at December 31, 2010
				Other	Redemption
		Unfunded	Redemption	Redemption	Notice
Investment	Fair Value	Commitment	Frequency	Restrictions	Period

T. Rowe Price Stable Value Fund (1)	$8,398	$—	Daily	None (1)	None (1)
Pyramis Select International Equity Commingled Pool Fund (2)	8,589	—	Daily	None (2)	None

Total	$16,987	$—

	Fair Value Estimated Using Net Asset Value per Share
	at December 31, 2009
				Other	Redemption
		Unfunded	Redemption	Redemption	Notice
Investment	Fair Value	Commitment	Frequency	Restrictions	Period

T. Rowe Price Stable Value Fund (1)	$8,973	$—	Daily	None (1)	None (1)
Pyramis Select International Equity Commingled Pool Fund (2)	9,151	—	Daily	None (2)	None

Total	$18,124	$—

(1)   The Fund strategies seek to maximize current income while maintaining invested principal. The Plan is required to give notice one day in advance of a partial or total liquidation of the investment for any purpose other than for benefit payments, making participant loans, participant-directed investment transfers and payment of administrative fees. The Plan administrator is also required to give a 30-day notice of the liquidation of the Fund due to the termination of the Master Trust.

(2)   The pool strategies seek long-term growth of capital primarily through investment in foreign securities. There is a 1% redemption fee for units held less than 30 days.

* * * * * *

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SUPPLEMENTAL SCHEDULE

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SEMPRA ENERGY SAVINGS PLAN

FORM 5500, SCHEDULE H, PART IV, LINE 4i — SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

(c)
	(b)	Description of Investment		(e)
	Identity of Issuer, Borrower,	Including Maturity Date,	(d)	Current
(a)	Lessor, or Similar Party	Rate of Interest, and Collateral	Cost	Value

*	Participant loans	Interest rates from 4.25% to 10.50%; maturities from March 2011 through October 2025	**	$2,379,035

*	Party-in-interest to the Plan.
**	Cost not required to be presented for participant directed investments.

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San Diego Gas & Electric Company Savings Plan

Financial Statements as of December 31, 2010 and 2009, and for the Year Ended December 31, 2010, Supplemental Schedule as of December 31, 2010, and Report of Independent Registered Public Accounting Firm

SAN DIEGO GAS & ELECTRIC COMPANY SAVINGS PLAN

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Trustees and Participants of the

San Diego Gas & Electric Company Savings Plan

San Diego, California

We have audited the accompanying statements of net assets available for benefits of the San Diego Gas & Electric Company Savings Plan (the “Plan”) as of December 31, 2010 and 2009, and the related statement of changes in net assets available for benefits for the year ended December 31, 2010. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2010 and 2009, and the changes in net assets available for benefits for the year ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the financial statements, the Plan retrospectively adopted new accounting guidance as of December 31, 2010 relating to the financial statement presentation of loans to participants.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) as of December 31, 2010, is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan’s management. Such schedule has been subjected to the auditing procedures applied in our audit of the basic 2010 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ DELOITTE & TOUCHE LLP

San Diego, California

June 29, 2011

SAN DIEGO GAS & ELECTRIC COMPANY SAVINGS PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

AS OF DECEMBER 31, 2010 AND 2009

(Dollars in thousands)

	2010	2009

CASH AND CASH EQUIVALENTS	$234	$581

INVESTMENT — Investment in Sempra Energy Savings Master Trust	897,390	822,109

RECEIVABLES:
Notes receivable from participants	24,971	21,732
Dividends	2,431	2,428
Employer contributions	3,513	3,488
Employee contributions	1,613	1,530

Total receivables	32,528	29,178

NET ASSETS AVAILABLE FOR BENEFITS	$930,152	$851,868

See notes to financial statements.

2

SAN DIEGO GAS & ELECTRIC COMPANY SAVINGS PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEAR ENDED DECEMBER 31, 2010

(Dollars in thousands)

ADDITIONS:
Net investment income — Plan interest in Sempra Energy Savings Master Trust investment income	$53,803

Contributions:
Employer	13,870
Participating employees	42,555

Total contributions	56,425

Transfers from plans of related entities	11,459

Interest income on notes receivable from participants	1,241

Total additions	122,928

DEDUCTIONS:
Distributions to participants or their beneficiaries	41,972
Transfers to plans of related entities	2,505
Administrative expenses	167

Total deductions	44,644

INCREASE IN NET ASSETS	78,284

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	851,868

End of year	$930,152

See notes to financial statements.

3

SAN DIEGO GAS & ELECTRIC COMPANY SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2010 AND 2009, AND FOR THE YEAR ENDED DECEMBER 31, 2010

1.                      PLAN DESCRIPTION AND RELATED INFORMATION

The following description of the San Diego Gas & Electric Company Savings Plan (the Plan) is provided for general information purposes only. Participants should refer to the Plan document for a more complete description of the Plan’s provisions.

General — The Plan is a defined contribution plan that provides employees of San Diego Gas & Electric Company (the Company or Employer) with retirement benefits. Employees may participate immediately in the Plan and, after one year in which they complete 1,000 hours of service, receive an Employer matching contribution. Employees may make regular savings investments in common stock of Sempra Energy, the parent company of the Employer, and other optional investments permitted by the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

Employees transfer between the Company and related entities for various reasons, resulting in the transfer of participant assets from one plan to another.

Contributions — Contributions to the Plan can be made under the following provisions:

Participating Employee Contributions — Under the terms of the Plan, participants may contribute up to 50% of eligible pay on a pretax basis, an after-tax basis, or a combination thereof. The Internal Revenue Code (IRC) limited total individual pretax contributions to $16,500 for 2010. Catch-up contributions are permitted for participants of at least 50 years of age. The catch-up provision provides these participants the opportunity to contribute an additional $5,500 on a pretax basis for 2010. The Plan allows for automatic enrollment of newly hired employees who either do not elect a specific deferral percentage or do not opt out of the Plan. The automatic deferral is an amount equal to 3% of eligible pay increasing every May by 1% up to a maximum of 6%, and the default investment vehicle for 2010 is a T. Rowe Price Retirement Fund option based on the assumption that the employee will retire at age 65. Employees hired after January 1, 2007, have the option to opt out.

Employer Nonelective Matching Contributions — The Company makes matching contributions to the Plan equal to 50% of each participant’s contribution, up to 6% of eligible pay, each pay period. The Company’s matching contributions are invested in Sempra Energy common stock. Employer contributions are funded, in part, from the Sempra Energy Employee Stock Ownership Plan and Trust.

Discretionary Incentive Contribution — If established performance goals and targets of Sempra Energy are met in accordance with the terms of the incentive guidelines established each year, the Company will make an additional incentive contribution as determined by the Board of Directors of Sempra Energy. An incentive contribution of .83% of eligible compensation was made for 2010. Incentive contributions were made on March 16, 2011, and March 17, 2010, to all employees employed on December 31, 2010 and 2009, respectively. The contributions were made in the form of cash and stock and invested according to each participant’s investment election on the date of contribution.

4

Participant Accounts — A separate account is established and maintained in the name of each participant and reflects the participant’s contributions, the Employer’s nonelective matching and discretionary incentive contributions, and the earnings and losses attributed to each investment fund, less administrative expenses. Participants are allocated a share of each fund’s investment earnings net of investment fees on a daily basis, based upon their account balance as a percentage of the total fund balance. Investment expenses, except those for a specific transaction, are allocated quarterly to individual funds based on either fund balance or a participant’s pro rata share, as defined in the Plan document.

Participants are allowed to redirect up to 100% of the shares in the Employer matching account into any of the Plan’s designated investments.

Vesting — All participant accounts are fully vested and nonforfeitable at all times.

Investment Options — All investments are held by the Sempra Energy Savings Master Trust (the Master Trust) (see Note 5). Employees elect to have their contributions invested in increments of 1% in Sempra Energy common stock, specific mutual funds offered by T. Rowe Price, Fidelity Investment Managers, and the Vanguard Group, or a broad range of funds through a brokerage account, TradeLink Plus. Participants may invest a maximum of 10% of the value of their Plan accounts (excluding the Employer matching contributions) within their TradeLink Plus brokerage account. TradeLink Plus allows participants to invest in any listed fund or security except Sempra Energy common stock.

Payment of Dividends — Participants may elect at any time to either receive distributions of cash dividends on the shares of Sempra Energy common stock held in their account or to reinvest those dividends in Sempra Energy common stock. Former employees that elect to leave their account balance in the Plan and receive cash dividends from Sempra Energy common stock in their account will receive such dividends in cash or have them reinvested in Sempra Energy common stock, based on their election on the date of termination of employment with the Company, retirement or permanent disability.

Payment of Benefits — Upon termination of employment with the Company, retirement, or permanent disability, participants or the named beneficiary(ies) (in the event of death) with an account balance greater than $5,000 are given the options to have their vested account balance remain in the Plan, roll the entire amount to another qualified retirement plan or individual retirement account, or receive their vested account balance in a single lump-sum payment in cash, or Sempra Energy common stock for any portion of their account held in Sempra Energy common stock. The accounts of terminated participants with account balances from $1,000 to $5,000 that do not elect a lump-sum payment or a rollover to a qualified retirement plan or individual retirement account will be automatically rolled into an individual retirement account with T. Rowe Price. Terminated participants with account balances less than $1,000 automatically receive a lump-sum cash payment.

Plan Termination — Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions and to terminate the Plan at any time, subject to the provisions of ERISA. In the event of termination, the net assets of the Plan will be distributed to the participants.

Related-Party Transactions — Certain Plan investments, held through the Master Trust, are shares of mutual funds managed by T. Rowe Price, the Plan’s recordkeeper; therefore, these transactions qualify as exempt party-in-interest transactions.

5

Certain administrative functions of the Plan are performed by officers or employees of Sempra Energy. No such officer or employee receives compensation from the Plan. Certain administrative expenses are paid directly by the Company, such as legal and accounting fees. All investment expenses are paid by the participants, including recordkeeping, trustee, loan, redemption, and investment management fees. Fees paid by the Plan to the recordkeeper for administrative services were $167,643 for the year ended December 31, 2010.

At December 31, 2010 and 2009, the Plan held, through the Master Trust, 6,771,585 shares and 6,765,264 shares of common stock of Sempra Energy, the sponsoring employer, and recorded dividend income of $9,701,504 during the year ended December 31, 2010.

2.                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting — The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

Use of Estimates — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of net assets and disclosures at the date of the financial statements and the reported changes in net assets during the reporting period. Actual results could differ from those estimates.

Risks and Uncertainties — The Plan invests in the Master Trust, which utilizes various investment instruments, including common stock, mutual funds, and a stable value fund. Investment securities, in general, are exposed to various risks, such as interest rate risk, credit risk, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

Investment Valuation and Income Recognition — The fair value of the Plan’s interest in the Master Trust is based on the beginning of year value of the Plan’s interest in the Master Trust, plus actual contributions and allocated investment income, less actual distributions and allocated administrative expense, plus or minus changes in unrealized gains and losses.

The Master Trust’s investments are stated at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). See Note 7 for discussion of fair value measurements.

Purchases and sales of securities are recorded on the trade date. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Benefit Payments — Benefits are recorded when paid. Amounts allocated to accounts of persons who have elected to withdraw from the Plan but have not yet been paid were $0 and $112,302 at December 31, 2010 and 2009, respectively.

Adoption of New Accounting Pronouncements — The accounting standards described below that were adopted in 2010 affected certain note disclosures, the statements of net assets available for benefits and the statement of changes in net assets available for benefits.

6

Accounting Standards Update (ASU) No. 2010-06, “Improving Disclosures about Fair Value Measurements” (ASU No. 2010-06): ASU No. 2010-6 amends Accounting Standards Codification (ASC) 820 and requires additional fair value measurement disclosures, including transfers into and out of Levels 1 and 2; separate disclosures of purchases, sales, issuances, and settlements relating to Level 3 measurements; and valuation techniques and inputs used for Level 2 and Level 3 instruments. ASU No. 2010-06 is effective for the Plan in 2010, except for the requirement to provide Level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which is effective for fiscal years beginning after December 15, 2010. The adoption of ASU No. 2010-06 did not and is not expected to have a material effect on the Plan’s financial statements or disclosures.

ASU No. 2010-25, “Reporting Loans to Participants by Defined Contribution Pension Plans” (ASU No. 2010-25): Issued by the Financial Accounting Standards Board (FASB) in September 2010, ASU No. 2010-25 requires that participant loans be classified as notes receivable rather than as plan investments and be measured at unpaid principal balance plus accrued but unpaid interest rather than fair value.  The Plan retrospectively adopted the new accounting in 2010.

Subsequent Events — Management has evaluated subsequent events through the date the financial statements were issued, and no events have occurred that require consideration as adjustments to or disclosures in the financial statements.

3.                      TAX STATUS

The Internal Revenue Service has determined and informed the Company by a letter dated November 14, 2002, that the Plan and related trust were designed in accordance with the applicable regulations of the IRC. The Plan has been amended since receiving the determination letter; however, the Company and Plan management believe that the Plan is currently designed and operated in compliance with the applicable requirements of the IRC and that the Plan and related trust continue to be tax-exempt. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

4.                      PARTICIPANT LOANS

The Plan permits participants to borrow against the balances in their individual accounts. A participant is limited to borrowing a maximum of 50% of the value of his/her account balance or $50,000, whichever is less. The minimum amount that can be borrowed is $1,000, and the fee charged for processing a loan is paid by the participant who takes out the loan. Participants may have up to two loans outstanding, one of which can be a primary residence loan. If a participant defaults on a loan, it becomes a deemed distribution from the Plan to the participant. Primary residence loans are amortized over a maximum repayment period of 15 years, and other loans have a maximum repayment period of five years. All loans bear interest at 1% above the prime rate, as published in The Wall Street Journal, at the time the loan is made. As of both December 31, 2010 and 2009, interest rates on loans ranged from 4.25% to 10.50%, and as of December 31, 2010, had maturity dates through December 2025. The Plan’s participant loans, carried at outstanding loan balances plus accrued interest, are presented as Notes receivable from participants on the statements of net assets available for benefits.

7

5.                      INVESTMENTS IN THE MASTER TRUST (DOLLARS IN THOUSANDS)

The Plan’s investments are held in a trust account at T. Rowe Price, the trustee of the Plan (the Trustee), and consist of an interest in the Master Trust. Use of the Master Trust permits the commingling of the trust assets of two or more similar employee benefit plans sponsored by Sempra Energy for investment and administrative purposes. The Plan’s interest in the investments of the Master Trust is based on the individual Plan participants’ investment balances. Investment income is allocated on a daily basis through a valuation performed by the Trustee. Expenses relating to the Master Trust are allocated to the individual funds based upon each participant’s pro rata share, per-share calculation, or by transaction in a specific fund. At December 31, 2010 and 2009, the Plan’s interest in the investments of the Master Trust was approximately 42% and 41%, respectively.

The investments available for benefits of the Master Trust at December 31, 2010 and 2009, are summarized as follows:

	2010	2009

At fair value:
Sempra Energy common stock	$847,079	$919,478
Money market fund	66,251	65,718
Mutual funds:
Domestic stock funds	505,853	420,161
Balanced funds	374,180	301,936
Bond funds	104,014	92,099
Other	13,288	11,939
At estimated fair value — stable value fund	118,371	113,532
At estimated fair value — common/collective trust	85,088	79,985

Investments available for benefits	$2,114,124	$2,004,848

Net appreciation (depreciation) of investments and dividend income for the Master Trust for the year ended December 31, 2010, are as follows:

Net appreciation (depreciation) of investments at fair value:
Sempra Energy common stock	$(57,831)
Mutual funds	118,612
Net appreciation of investments at estimated fair value	6,841

Net appreciation of investments	$67,622

Dividend income	$50,145

The following investments held by the Plan through the Master Trust represent 5% or more of the Plan’s assets at December 31, 2010 and 2009:

	2010	2009

Sempra Energy Common Stock	$355,373	$378,719
Vanguard Institutional Index Fund	101,109	88,287
T. Rowe Price Small-Cap Stock Fund	82,325	61,280
T. Rowe Price Personal Strategy Balanced Fund	69,876	57,602

8

The Plan, through the Master Trust, invests in various securities. Investment securities, in general, are exposed to various risks, such as interest rate, credit, and overall market volatility. Due to the level of risk associated with investment securities, it is reasonably possible that changes in the values of certain investment securities will occur in the near term and that such changes could materially affect the amounts reported in the statements of net assets available for Plan benefits.

6.                      NONPARTICIPANT DIRECTED INVESTMENTS (DOLLARS IN THOUSANDS)

The Company’s nonelective matching contributions to the Plan are invested solely in Sempra Energy common stock. These contributions are classified as nonparticipant directed investments despite the employee’s ability to subsequently transfer them into other investments. The investment of Employer discretionary incentive contributions follows participant direction. Information about the Sempra Energy common stock investments held by the Plan through the Master Trust, and the significant components of the changes therein, are as follows for the year ended December 31, 2010:

Nonparticipant directed assets — Sempra Energy common stock in the Master Trust as of December 31, 2009	$194,608

Changes in assets:
Contributions	10,692
Net depreciation, net of dividend income	(6,611)
Distributions to participants or their beneficiaries	(6,891)
Transfers to participant directed investments	(7,931)
Transfers from plans of related entities	848

Total change in assets	(9,893)

Nonparticipant directed assets — Sempra Energy common stock in the Master Trust as of December 31, 2010	$184,715

7.                      FAIR VALUE MEASUREMENTS (DOLLARS IN THOUSANDS)

In accordance with current GAAP, the Plan and Master Trust classify their investments based on a fair value hierarchy that prioritizes the inputs used to measure fair value, as follows:

•                  Level 1, which refers to securities valued using quoted prices from active markets for identical assets;

•                  Level 2, which refers to securities not traded on an active market but for which observable market inputs are readily available; and

•                  Level 3, which refers to securities valued based on significant unobservable inputs.

Investments are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

9

The following table sets forth by level within the fair value hierarchy a summary of the Master Trust’s investments measured at fair value or estimated fair value on a recurring basis at December 31, 2010 and 2009, by major category of debt and equity securities determined by the nature and risk of the investments:

	Master Trust Fair Value Measurements
	at December 31, 2010
	Level 1	Level 2	Level 3	Total

Sempra Energy common stock	$847,079	$—	$—	$847,079

Money market fund	66,251	—	—	66,251

Mutual funds:
Domestic stock funds	505,853	—	—	505,853
Balanced funds	374,180	—	—	374,180
Bond funds	104,014	—	—	104,014
Other	13,288	—	—	13,288

Total mutual funds	997,335	—	—	997,335

Stable value fund	—	118,371	—	118,371

Common/collective trust	—	85,088	—	85,088

Total investments at fair value	$1,910,665	$203,459	$—	$2,114,124

	Master Trust Fair Value Measurements
	at December 31, 2009
	Level 1	Level 2	Level 3	Total

Sempra Energy common stock	$919,478	$—	$—	$919,478

Money market fund	65,718	—	—	65,718

Mutual funds:
Domestic stock funds	420,161	—	—	420,161
Balanced funds	301,936	—	—	301,936
Bond funds	92,099	—	—	92,099
Other	11,939	—	—	11,939

Total mutual funds	826,135	—	—	826,135

Stable value funds	—	113,532	—	113,532

Common/collective trust	—	79,985	—	79,985

Total investments at fair value	$1,811,331	$193,517	$—	$2,004,848

There were no transfers into or out of Level 1, Level 2 or Level 3 for the Plan or Master Trust during the periods presented.

10

The following descriptions of the valuation methods and assumptions used by the Plan to estimate the fair values of investments apply to investments held directly by the Plan and those held as underlying investments of the Master Trust:

Common Stocks — Common stocks are valued using quoted prices listed on nationally recognized securities exchanges (Level 1 inputs).

Money Market and Mutual Funds — The fair values of mutual fund investments are determined by obtaining quoted prices on nationally recognized securities exchanges (Level 1 inputs).

Stable Value Funds — The fair values of participation units in stable value collective trusts are based upon the net asset values (NAVs) of such fund, after adjustments to reflect all fund investments at fair value, including direct and indirect interests in fully benefit-responsive contracts, as reported in the audited financial statements of the fund (Level 2 inputs) (see Note 8).

Common Collective Trusts — The fair values of participation units held in collective trusts, other than stable value funds, are based on the NAVs reported by the trust managers as of the financial statement dates, which may reflect recent transaction prices (Level 2 inputs). The investment objectives and underlying investments of the collective trusts vary, with some holding diversified portfolios of domestic or international stocks and open-ended mutual funds, some holding securities of U.S. companies in a particular industry sector, some holding short-term and/or medium-term corporate, government and government agency bonds, and others holding a blend of various domestic stocks, bonds and mutual funds. Each collective trust provides for daily redemptions by the Plan at reported NAVs per share, with no advance notice requirement (see Note 9).

The methods described are intended to produce a fair value calculation that is indicative of net realizable value or reflective of future fair values. However, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

8.                      STABLE VALUE FUNDS

Through the Master Trust, the Plan invests in the T. Rowe Price Stable Value Common Trust Fund (the Fund) sponsored by T. Rowe Price Group, Inc. The Fund invests primarily in conventional guaranteed investment contracts and synthetic investment contracts issued by life insurance companies, banks, and other financial institutions, with the objective of providing a high level of return that is consistent with also providing stability of investment return, preservation of capital, and liquidity to pay plan benefits of its retirement plan investors.

The beneficial interest of each participant is represented by units. Units are issued and redeemed daily at the Fund’s constant NAV. Distribution to the Fund’s unit holders is declared daily from the net investment income and automatically reinvested in the Fund on a monthly basis, when paid. It is the policy of the Fund to use its best efforts to maintain the stable NAV per unit, although there is no guarantee that the Fund will be able to maintain this value.

11

Participants ordinarily may direct the withdrawal or transfer of all or a portion of their investment at contract value. Contract value represents contributions made to the Fund, plus earnings, less participant withdrawals and administrative expenses. The Fund imposes certain restrictions on the Plan, and the Fund itself may be subject to circumstances that impact its ability to transact at contract value. Plan management believes that the occurrence of events that would cause the Funds to transact at less than contract value is not probable.

The average yields of the Fund for the years ended December 31, were as follows:

	2010	2009

Based on annualized earnings (1)	3.65%	4.23%
Based on interest rate credited to participants (2)	4.10%	4.26%

(1)    Computed by dividing the annualized one-day actual earnings of the contract on the last day of the Plan year by the fair value of the investments on the same date.

(2)    Computed by dividing the annualized one-day earnings credited to participants on the last day of the Plan year by the fair value of the investments on the same date.

9.                      NET ASSET VALUE PER SHARE (DOLLARS IN THOUSANDS)

The following table sets forth a summary of the investments held by the Plan through the Master Trust with a reported NAV:

	Fair Value Estimated Using Net Asset Value per Share
	at December 31, 2010
				Other	Redemption
		Unfunded	Redemption	Redemption	Notice
Investment	Fair Value	Commitment	Frequency	Restrictions	Period
T. Rowe Price Stable Value Fund (1)	$32,648	$—	Daily	None (1)	None (1)
Pyramis Select International Equity Commingled Pool Fund (2)	41,250	—	Daily	None (2)	None

Total	$73,898	$—

	Fair Value Estimated Using Net Asset Value per Share
	at December 31, 2009
				Other	Redemption
		Unfunded	Redemption	Redemption	Notice
Investment	Fair Value	Commitment	Frequency	Restrictions	Period
T. Rowe Price Stable Value Fund (1)	$28,965	$—	Daily	None (1)	None (1)
Pyramis Select International Equity Commingled Pool Fund (2)	38,590	—	Daily	None (2)	None

Total	$67,555	$—

12

(1)          The Fund strategies seek to maximize current income while maintaining invested principal. The Plan is required to give notice one day in advance of a partial or total liquidation of the investment for any purpose other than for benefit payments, making participant loans, participant-directed investment transfers and payment of administrative fees. The Plan administrator is also required to give a 30-day notice of the liquidation of the Fund due to the termination of the Master Trust.

(2)          The pool strategies seek long-term growth of capital primarily through investment in foreign securities. There is a 1% redemption fee for units held less than 30 days.

* * * * * *

13

SUPPLEMENTAL SCHEDULE

14

SAN DIEGO GAS & ELECTRIC COMPANY SAVINGS PLAN

FORM 5500, SCHEDULE H, PART IV, LINE 4i — SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

	(b)	(c)
	Identity of Issuer,	Description of Investment Including		(e)
	Borrower, Lessor, or	Maturity Date, Rate of Interest, and	(d)	Current
(a)	Similar Party	Collateral	Cost	Value
*	Participant loans	Interest rates from 4.25% to 10.50%; maturities from January 2011 through December 2025	**	$24,971,254

*	Party-in-interest to the Plan.
**	Cost not required to be presented for participant directed investments.

15

Southern California Gas Company Retirement Savings Plan

Financial Statements as of December 31, 2010 and 2009, and for the Year Ended December 31, 2010, Supplemental Schedule as of December 31, 2010, and Report of Independent Registered Public Accounting Firm

SOUTHERN CALIFORNIA GAS COMPANY RETIREMENT SAVINGS PLAN

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Trustees and Participants of the

Southern California Gas Company Retirement Savings Plan

San Diego, California

We have audited the accompanying statements of net assets available for benefits of the Southern California Gas Company Retirement Savings Plan (the “Plan”) as of December 31, 2010 and 2009, and the related statement of changes in net assets available for benefits for the year ended December 31, 2010. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2010 and 2009, and the changes in net assets available for benefits for the year ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the financial statements, the Plan retrospectively adopted new accounting guidance as of December 31, 2010 relating to the financial statement presentation of loans to participants.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) as of December 31, 2010, is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan’s management. Such schedule has been subjected to the auditing procedures applied in our audit of the basic 2010 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ DELOITTE & TOUCHE LLP

San Diego, California

June 29, 2011

SOUTHERN CALIFORNIA GAS COMPANY RETIREMENT SAVINGS PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

AS OF DECEMBER 31, 2010 AND 2009

(Dollars in thousands)

	2010	2009

CASH AND CASH EQUIVALENTS	$893	$374

INVESTMENT — Investment in Sempra Energy Savings Master Trust	1,013,000	977,361

RECEIVABLES:
Notes receivable from participants	33,804	30,033
Dividends	2,860	2,930
Employer contributions	1,841	1,689
Employee contributions	1,896	1,812

Total receivables	40,401	36,464

NET ASSETS AVAILABLE FOR BENEFITS	$1,054,294	$1,014,199

See notes to financial statements.

2

SOUTHERN CALIFORNIA GAS COMPANY RETIREMENT SAVINGS PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEAR ENDED DECEMBER 31, 2010

(Dollars in thousands)

ADDITIONS:
Net investment income — Plan interest in Sempra Energy Savings Master Trust investment income	$47,897

Contributions:
Employer	13,018
Participating employees	41,272

Total contributions	54,290

Transfers from plans of related entities	9,347

Interest income on notes receivable from participants	1,683

Total additions	113,217

DEDUCTIONS:
Distributions to participants or their beneficiaries	71,769
Transfers to plans of related entities	1,132
Administrative expenses	221

Total deductions	73,122

INCREASE IN NET ASSETS	40,095

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	1,014,199

End of year	$1,054,294

See notes to financial statements.

3

SOUTHERN CALIFORNIA GAS COMPANY RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2010 AND 2009, AND FOR THE YEAR ENDED DECEMBER 31, 2010

1.                      PLAN DESCRIPTION AND RELATED INFORMATION

The following description of the Southern California Gas Company Retirement Savings Plan (the Plan) is provided for general information purposes only. Participants should refer to the Plan document for a more complete description of the Plan’s provisions.

General — The Plan is a defined contribution plan that provides employees of Southern California Gas Company (the Company or Employer) with retirement benefits. Employees may participate immediately in the Plan and, after one year in which they complete 1,000 hours of service, receive an Employer matching contribution. Employees may make regular savings investments in common stock of Sempra Energy, the parent company of the Employer, and other optional investments permitted by the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

Employees transfer between the Company and related entities for various reasons, resulting in the transfer of participant assets from one plan to another.

Contributions — Contributions to the Plan can be made under the following provisions:

Participating Employee Contributions — Under the terms of the Plan, participants may contribute up to 50% of eligible pay on a pretax basis, an after-tax basis, or a combination thereof. The Internal Revenue Code (IRC) limited total individual pretax contributions to $16,500 for 2010. Catch-up contributions are permitted for participants of at least 50 years of age. The catch-up provision provides these participants the opportunity to contribute an additional $5,500 on a pretax basis for 2010. The Plan allows for automatic enrollment of newly hired nonrepresented employees who either do not elect a specific deferral percentage or do not opt out of the Plan. The automatic deferral is an amount equal to 3% of eligible pay, which automatically increases every May by 1% up to a maximum of 6%, and the default investment vehicle for 2010 is a T. Rowe Price Retirement Fund option based on the assumption that the employee will retire at age 65.

Employer Nonelective Matching Contributions — The Company makes matching contributions to the Plan equal to 50% of each participant’s contribution, up to the first 6% of eligible pay, each pay period. The Company’s matching contributions are invested in Sempra Energy common stock. Employer contributions are funded in part from the Sempra Energy Employee Stock Ownership Plan and Trust.

Discretionary Incentive Contribution — If established performance goals and targets of the Company are met in accordance with the terms of the incentive guidelines established each year, the Company will make an additional incentive contribution as determined by the Board of Directors of Sempra Energy for nonrepresented employees. An incentive contribution of 0.83% of eligible compensation was made for 2010. Incentive contributions were made on March 16, 2011 and March 17, 2010, to all employees employed on December 31, 2010 and 2009, respectively. The contributions were made in the form of cash and stock and invested according to each participant’s investment election on the date of contribution.

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Participant Accounts — A separate account is established and maintained in the name of each participant and reflects the participant’s contributions, the Employer’s nonelective matching and discretionary incentive contributions, and the earnings and losses attributed to each investment fund, less administrative expenses. Participants are allocated a share of each fund’s investment earnings net of investment fees on a daily basis, based upon their account balance as a percentage of the total fund balance. Investment expenses, except those for a specific transaction, are allocated quarterly to individual funds based on either fund balance or a participant’s pro rata share, as defined in the Plan document.

Participants are allowed to redirect up to 100% of the shares in the Employer matching account into any of the Plan’s designated investments.

Vesting — All participant accounts are fully vested and nonforfeitable at all times.

Investment Options — All investments are held by the Sempra Energy Savings Master Trust (the Master Trust) (see Note 5). Employees elect to have their contributions invested in increments of 1% in Sempra Energy common stock, specific mutual funds offered by T. Rowe Price, Fidelity Investment Managers, and the Vanguard Group, or a broad range of funds through a brokerage account, TradeLink. Participants may invest a maximum of 50% of the value of their Plan accounts (excluding the Employer matching contributions) within their TradeLink brokerage account.

Payment of Dividends — Participants may elect at any time to either receive distributions of cash dividends on the shares of Sempra Energy common stock held in their account or to reinvest those dividends in Sempra Energy common stock. Former employees that elect to leave their account balance in the Plan and receive cash dividends from Sempra Energy common stock in their account will receive such dividends in cash or have them reinvested in Sempra Energy common stock, based on their election on the date of termination of employment with the Company, retirement or permanent disability.

Payment of Benefits — Upon termination of employment with the Company, retirement or permanent disability, participants or the named beneficiary(ies) (in the event of death) with an account balance greater than $5,000 are given the options to have their vested account balance remain in the Plan, roll the entire amount to another qualified retirement plan or individual retirement account or receive their vested account balance in a single lump-sum payment in cash or Sempra Energy common stock for any portion of their account held in Sempra Energy common stock. The accounts of terminated participants with account balances from $1,000 to $5,000 that do not elect a lump-sum payment or a rollover to a qualified retirement plan or individual retirement account will be automatically rolled into an individual retirement account with T. Rowe Price. Terminated participants with account balances less than $1,000 automatically receive a lump-sum cash payment.

Plan Termination — Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions and to terminate the Plan at any time, subject to the provisions of ERISA. In the event of termination, the net assets of the Plan will be distributed to the participants.

Related-Party Transactions — Certain Plan investments, held through the Master Trust, are shares of mutual funds managed by T. Rowe Price, the Plan’s recordkeeper; therefore, these transactions qualify as exempt party-in-interest transactions.

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Certain administrative functions of the Plan are performed by officers or employees of Sempra Energy. No such officer or employee receives compensation from the Plan. Certain administrative expenses are paid directly by the Company, such as legal and accounting fees. All investment expenses are paid by the participants, including recordkeeping, trustee, loan, redemption and investment management fees. Fees paid by the Plan to the recordkeeper for administrative services were $221,018 for the year ended December 31, 2010.

At December 31, 2010 and 2009, the Plan held, through the Master Trust, 8,324,761 and 8,565,944 shares of common stock of Sempra Energy, the sponsoring employer, and recorded dividend income of $11,613,661 during the year ended December 31, 2010.

2.                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting — The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

Use of Estimates — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of net assets and disclosures at the date of the financial statements and the reported changes in net assets during the reporting period. Actual results could differ from those estimates.

Risks and Uncertainties — The Plan invests in the Master Trust, which utilizes various investment instruments, including common stock, mutual funds, and a stable value fund. Investment securities, in general, are exposed to various risks, such as interest rate risk, credit risk, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

Investment Valuation and Income Recognition — The fair value of the Plan’s interest in the Master Trust is based on the beginning of year value of the Plan’s interest in the Master Trust, plus actual contributions and allocated investment income, less actual distributions and allocated administrative expense, plus or minus changes in unrealized gains and losses.

The Master Trust’s investments are stated at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). See Note 7 for discussion of fair value measurements.

Purchases and sales of securities are recorded on the trade date. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Benefit Payments — Benefits are recorded when paid. Amounts allocated to accounts of persons who have elected to withdraw from the Plan but have not yet been paid were $192,015 and $23,491 at December 31, 2010 and 2009, respectively.

Adoption of New Accounting Pronouncements — The accounting standards described below that were adopted in 2010 affected certain note disclosures, the statements of net assets available for benefits and the statement of changes in net assets available for benefits.

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Accounting Standards Update (ASU) No. 2010-06, “Improving Disclosures about Fair Value Measurements” (ASU No. 2010-06): ASU No. 2010-6 amends Accounting Standards Codification (ASC) 820 and requires additional fair value measurement disclosures, including transfers into and out of Levels 1 and 2; separate disclosures of purchases, sales, issuances, and settlements relating to Level 3 measurements; and valuation techniques and inputs used for Level 2 and Level 3 instruments. ASU No. 2010-06 is effective for the Plan in 2010, except for the requirement to provide Level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which is effective for fiscal years beginning after December 15, 2010. The adoption of ASU No. 2010-06 did not and is not expected to have a material effect on the Plan’s financial statements or disclosures.

ASU No. 2010-25, “Reporting Loans to Participants by Defined Contribution Pension Plans” (ASU No. 2010-25): Issued by the Financial Accounting Standards Board (FASB) in September 2010, ASU No. 2010-25 requires that participant loans be classified as notes receivable rather than as plan investments and be measured at unpaid principal balance plus accrued but unpaid interest rather than fair value.  The Plan retrospectively adopted the new accounting in 2010.

Subsequent Events — Management has evaluated subsequent events through the date the financial statements were issued, and no events have occurred that require consideration as adjustments to or disclosures in the financial statements.

3.                      TAX STATUS

The Internal Revenue Service has determined and informed the Company by a letter dated November 14, 2002, that the Plan and related trust were designed in accordance with the applicable regulations of the IRC. The Plan has been amended since receiving the determination letter; however, the Company and Plan management believe that the Plan is currently designed and operated in compliance with the applicable requirements of the IRC and that the Plan and related trust continue to be tax-exempt. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

4.                      PARTICIPANT LOANS

The Plan permits participants to borrow against the balances in their individual accounts. A participant is limited to borrowing a maximum of 50% of the value of his/her account balance or $50,000, whichever is less. The minimum amount that can be borrowed is $1,000, and the fee charged for processing a loan is paid by the participant who takes out the loan. Participants may have up to two loans outstanding, one of which can be a primary residence loan. If a participant defaults on a loan, it becomes a deemed distribution from the Plan to the participant. Primary residence loans are amortized over a maximum repayment period of 15 years, and other loans have a maximum repayment period of five years. All loans bear interest at 1% above the prime rate, as published in The Wall Street Journal, at the time the loan is made. As of both December 31, 2010 and 2009, interest rates on loans ranged from 4.25% to 10.00%, and as of December 31, 2010, had maturity dates through January 2026. The Plan’s participant loans, carried at outstanding loan balances plus accrued interest, are presented as Notes receivable from participants on the statements of net assets available for benefits.

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5.                      INVESTMENTS IN THE MASTER TRUST (DOLLARS IN THOUSANDS)

The Plan’s investments are held in a trust account at T. Rowe Price, the trustee of the Plan (the Trustee), and consist of an interest in the Master Trust. Use of the Master Trust permits the commingling of the trust assets of two or more similar employee benefit plans sponsored by Sempra Energy for investment and administrative purposes. The Plan’s interest in the investments of the Master Trust is based on the individual Plan participants’ investment balances. Investment income is allocated on a daily basis through a valuation performed by the Trustee. Expenses relating to the Master Trust are allocated to the individual funds based upon each participant’s pro rata share, per-share calculation, or by transaction in a specific fund. At December 31, 2010 and 2009, the Plan’s interest in the investments of the Master Trust was approximately 48% and 49%, respectively.

The investments available for benefits of the Master Trust at December 31, 2010 and 2009, are summarized as follows:

	2010	2009

At fair value:
Sempra Energy common stock	$847,079	$919,478
Money market fund	66,251	65,718
Mutual funds:
Domestic stock funds	505,853	420,161
Balanced funds	374,180	301,936
Bond funds	104,014	92,099
Other	13,288	11,939
At estimated fair value — stable value fund	118,371	113,532
At estimated fair value — common/collective trust	85,088	79,985

Investments available for benefits	$2,114,124	$2,004,848

Net appreciation (depreciation) of investments and dividend income for the Master Trust for the year ended December 31, 2010, are as follows:

Net appreciation (depreciation) of investments at fair value:
Sempra Energy common stock	$(57,831)
Mutual funds	118,612
Net appreciation of investments at estimated fair value	6,841

Net appreciation of investments	$67,622

Dividend income	$50,145

The following investments held by the Plan through the Master Trust represent 5% or more of the Plan’s assets at December 31, 2010 and 2009:

	2010	2009

Sempra Energy Common Stock	$436,883	$479,522
Vanguard Institutional Index Fund	101,160	89,196
T. Rowe Price Personal Strategy Balanced Fund	86,877	72,266
T. Rowe Price Stable Value Fund	75,120	73,283
T. Rowe Price Small-Cap Stock Fund	56,681	43,049	*

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*     This investment does not represent 5% or more of the Plan’s assets at December 31, 2009, but is shown for comparative purposes.

The Plan, through the Master Trust, invests in various securities. Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility. Due to the level of risk associated with investment securities, it is reasonably possible that changes in the values of certain investment securities will occur in the near term and that such changes could materially affect the amounts reported in the statements of net assets available for Plan benefits.

6.                      NONPARTICIPANT DIRECTED INVESTMENTS (DOLLARS IN THOUSANDS)

The Company’s nonelective matching contributions to the Plan are invested solely in Sempra Energy common stock. These contributions are classified as nonparticipant directed investments, despite the employee’s ability to subsequently transfer them into other investments. The investment of Employer discretionary incentive contributions follows participant direction. Information about the Sempra Energy common stock investments held by the Plan through the Master Trust, and the significant components of the changes therein, are as follows for the year ended December 31, 2010:

Nonparticipant directed investments — Sempra Energy common stock in the Master Trust as of December 31, 2009	$234,312

Changes in assets:
Contributions	11,577
Net depreciation, net of dividend income	(8,232)
Distributions to participants or their beneficiaries	(9,848)
Transfers to participant directed investments	(12,069)
Transfers from plans of related entities	993

Total change in assets	(17,579)

Nonparticipant directed investments — Sempra Energy common stock in the Master Trust as of December 31, 2010	$216,733

7.                      FAIR VALUE MEASUREMENTS (DOLLARS IN THOUSANDS)

In accordance with current GAAP, the Plan and Master Trust classify their investments based on a fair value hierarchy that prioritizes the inputs used to measure fair value, as follows:

•                  Level 1, which refers to securities valued using quoted prices from active markets for identical assets;

•                  Level 2, which refers to securities not traded on an active market but for which observable market inputs are readily available; and

•                  Level 3, which refers to securities valued based on significant unobservable inputs.

Investments are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

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The following table sets forth by level within the fair value hierarchy a summary of the Master Trust’s investments measured at fair value or estimated fair value on a recurring basis at December 31, 2010 and 2009, by major category of debt and equity securities determined by the nature and risk of the investments:

	Master Trust Fair Value Measurements
	at December 31, 2010
	Level 1	Level 2	Level 3	Total

Sempra Energy common stock	$847,079	$—	$—	$847,079

Money market fund	66,251	—	—	66,251

Mutual funds:
Domestic stock funds	505,853	—	—	505,853
Balanced funds	374,180	—	—	374,180
Bond funds	104,014	—	—	104,014
Other	13,288	—	—	13,288

Total mutual funds	997,335	—	—	997,335

Stable value fund	—	118,371	—	118,371

Common/collective trust	—	85,088	—	85,088

Total investments at fair value	$1,910,665	$203,459	$—	$2,114,124

	Master Trust Fair Value Measurements
	at December 31, 2009
	Level 1	Level 2	Level 3	Total

Sempra Energy common stock	$919,478	$—	$—	$919,478

Money market fund	65,718	—	—	65,718

Mutual funds:
Domestic stock funds	420,161	—	—	420,161
Balanced funds	301,936	—	—	301,936
Bond funds	92,099	—	—	92,099
Other	11,939	—	—	11,939

Total mutual funds	826,135	—	—	826,135

Stable value funds	—	113,532	—	113,532

Common/collective trust	—	79,985	—	79,985

Total investments at fair value	$1,811,331	$193,517	$—	$2,004,848

There were no transfers into or out of Level 1, Level 2 or Level 3 for the Plan or Master Trust during the periods presented.

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The following descriptions of the valuation methods and assumptions used by the Plan to estimate the fair values of investments apply to investments held directly by the Plan and those held as underlying investments of the Master Trust:

Common Stocks — Common stocks are valued using quoted prices listed on nationally recognized securities exchanges (Level 1 inputs).

Money Market and Mutual Funds — The fair values of mutual fund investments are determined by obtaining quoted prices on nationally recognized securities exchanges (Level 1 inputs).

Stable Value Funds — The fair values of participation units in stable value collective trusts are based upon the net asset values (NAVs) of such fund, after adjustments to reflect all fund investments at fair value, including direct and indirect interests in fully benefit-responsive contracts, as reported in the audited financial statements of the fund (Level 2 inputs) (see Note 8).

Common Collective Trusts — The fair values of participation units held in collective trusts, other than stable value funds, are based on the NAVs reported by the trust managers as of the financial statement dates, which may reflect recent transaction prices (Level 2 inputs). The investment objectives and underlying investments of the collective trusts vary, with some holding diversified portfolios of domestic or international stocks and open-ended mutual funds, some holding securities of U.S. companies in a particular industry sector, some holding short-term and/or medium-term corporate, government and government agency bonds, and others holding a blend of various domestic stocks, bonds and mutual funds. Each collective trust provides for daily redemptions by the Plan at reported NAVs per share, with no advance notice requirement (see Note 9).

The methods described are intended to produce a fair value calculation that is indicative of net realizable value or reflective of future fair values. However, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

8.                      STABLE VALUE FUNDS

Through the Master Trust, the Plan invests in the T. Rowe Price Stable Value Common Trust Fund (the Fund) sponsored by T. Rowe Price Group, Inc. The Fund invests primarily in conventional guaranteed investment contracts and synthetic investment contracts issued by life insurance companies, banks, and other financial institutions, with the objective of providing a high level of return that is consistent with also providing stability of investment return, preservation of capital, and liquidity to pay plan benefits of its retirement plan investors.

The beneficial interest of each participant is represented by units. Units are issued and redeemed daily at the Fund’s constant NAV. Distribution to the Fund’s unit holders is declared daily from the net investment income and automatically reinvested in the Fund on a monthly basis, when paid. It is the policy of the Fund to use its best efforts to maintain the stable NAV per unit, although there is no guarantee that the Fund will be able to maintain this value.

Participants ordinarily may direct the withdrawal or transfer of all or a portion of their investment at contract value. Contract value represents contributions made to the Fund, plus earnings, less participant withdrawals and administrative expenses. The Fund imposes certain restrictions on the Plan, and the Fund itself may be subject to circumstances that impact its ability to transact at contract value. Plan management believes that the occurrence of events that would cause the Fund to transact at less than contract value is not probable.

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The average yields of the Fund for the years ended December 31, were as follows:

	2010	2009

Based on annualized earnings (1)	3.65%	4.23%
Based on interest rate credited to participants (2)	4.10%	4.26%

(1) Computed by dividing the annualized one-day actual earnings of the contract on the last day of the Plan year by the fair value of the investments on the same date.

(2) Computed by dividing the annualized one-day earnings credited to participants on the last day of the Plan year by the fair value of the investments on the same date.

9.                      NET ASSET VALUE PER SHARE (DOLLARS IN THOUSANDS)

The following table sets forth a summary of the investments held by the Plan through the Master Trust with a reported NAV:

	Fair Value Estimated Using Net Asset Value per Share
	at December 31, 2010
				Other	Redemption
		Unfunded	Redemption	Redemption	Notice
Investment	Fair Value	Commitment	Frequency	Restrictions	Period

T. Rowe Price Stable Value Fund (1)	$75,120	$—	Daily	None (1)	None (1)
Pyramis Select International Equity Commingled Pool Fund (2)	34,890	—	Daily	None (2)	None

Total	$110,010	$—

	Fair Value Estimated Using Net Asset Value per Share
	at December 31, 2009
				Other	Redemption
		Unfunded	Redemption	Redemption	Notice
Investment	Fair Value	Commitment	Frequency	Restrictions	Period

T. Rowe Price Stable Value Fund (1)	$73,283	$—	Daily	None (1)	None (1)
Pyramis Select International Equity Commingled Pool Fund (2)	33,847	—	Daily	None (2)	None

Total	$107,130	$—

(1)          The Fund strategies seek to maximize current income while maintaining invested principal. The Plan is required to give notice one day in advance of a partial or total liquidation of the investment for any purpose other than for benefit payments, making participant loans, participant-directed investment transfers and payment of administrative fees. The Plan administrator is also required to give a 30-day notice of the liquidation of the Fund due to the termination of the Master Trust.

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(2)          The pool strategies seek long-term growth of capital primarily through investment in foreign securities. There is a 1% redemption fee for units held less than 30 days.

* * * * * *

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SUPPLEMENTAL SCHEDULE

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SOUTHERN CALIFORNIA GAS COMPANY RETIREMENT SAVINGS PLAN

FORM 5500, SCHEDULE H, PART IV, LINE 4i — SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

(c)
	(b)	Description of Investment		(e)
	Identity of Issuer, Borrower,	Including Maturity Date,	(d)	Current
(a)	Lessor, or Similar Party	Rate of Interest, and Collateral	Cost	Value

*	Participant loans	Interest rates from 4.25% to 10.00%; maturities from January 2011 through January 2026	**	$33,804,400

*	Party-in-interest to the Plan.
**	Cost not required to be presented for participant directed investments.

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Mesquite Power LLC Savings Plan

Financial Statements as of December 31, 2010 and 2009, and for the Year Ended December 31, 2010, Supplemental Schedule as of December 31, 2010, and Report of Independent Registered Public Accounting Firm

MESQUITE POWER LLC SAVINGS PLAN

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Trustees and Participants of the

Mesquite Power LLC Savings Plan

San Diego, California

We have audited the accompanying statements of net assets available for benefits of the Mesquite Power LLC Savings Plan (the “Plan”) as of December 31, 2010 and 2009, and the related statement of changes in net assets available for benefits for the year ended December 31, 2010. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2010 and 2009, and the changes in net assets available for benefits for the year ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the financial statements, the Plan retrospectively adopted new accounting guidance as of December 31, 2010 relating to the financial statement presentation of loans to participants.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) as of December 31, 2010, is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan’s management. Such schedule has been subjected to the auditing procedures applied in our audit of the basic 2010 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ DELOITTE & TOUCHE LLP

San Diego, California
June 29, 2011

MESQUITE POWER LLC SAVINGS PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

AS OF DECEMBER 31, 2010 AND 2009

	2010	2009

INVESTMENT — Investment in Sempra Energy Savings Master Trust	$3,070,612	$2,593,247

RECEIVABLES:
Notes receivable from participants	77,917	130,703
Employer contributions	196,351	189,870
Employee contributions	8,026	7,388
Dividends	6,217	6,111

Total receivables	288,511	334,072

NET ASSETS AVAILABLE FOR BENEFITS	$3,359,123	$2,927,319

See notes to financial statements.

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MESQUITE POWER LLC SAVINGS PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEAR ENDED DECEMBER 31, 2010

ADDITIONS:
Net investment income — Plan interest in Sempra Energy Savings Master Trust investment income	$215,636

Contributions:
Employer	338,734
Participating employees	247,570

Total contributions	586,304

Interest income on notes receivable from participants	4,678

Total additions	806,618

DEDUCTIONS:
Distributions to participants or their beneficiaries	374,715
Administrative expenses	99

Total deductions	374,814

INCREASE IN NET ASSETS	431,804

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	2,927,319

End of year	$3,359,123

See notes to financial statements.

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MESQUITE POWER LLC SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2010 AND 2009, AND FOR THE YEAR ENDED DECEMBER 31, 2010

1.                      PLAN DESCRIPTION AND RELATED INFORMATION

The following description of the Mesquite Power LLC Savings Plan (the Plan) is provided for general information purposes only. Participants should refer to the Plan document for a more complete description of the Plan’s provisions.

General — The Plan is a defined contribution plan that provides employees of Mesquite Power LLC (the Company or Employer) with retirement benefits. Employees may participate immediately in the Plan and, after one year in which they complete 1,000 hours of service, receive an Employer matching contribution. Employees may make regular savings investments in common stock of Sempra Energy, the parent company of the Employer, and other optional investments permitted by the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

Employees transfer between the Company and related entities for various reasons, resulting in the transfer of participant assets from one plan to another.

Contributions — Contributions to the Plan can be made under the following provisions:

Participating Employee Contributions — Under the terms of the Plan, participants may contribute up to 50% of eligible pay on a pretax basis. The Internal Revenue Code (IRC) limited total individual pretax contributions to $16,500 for 2010. Catch-up contributions are permitted for participants of at least 50 years of age. The catch-up provision provides these participants the opportunity to contribute an additional $5,500 on a pretax basis for 2010. The Plan allows for automatic enrollment of newly hired employees who either do not elect a specific deferral percentage or do not opt out of the Plan. The automatic deferral is an amount equal to 3% of eligible pay increasing every May by 1% up to a maximum of 6%, and the default investment vehicle for 2010 is a T. Rowe Price Retirement Fund option based on the assumption that the employee will retire at age 65. Employees hired after January 1, 2007, have the option to opt out.

Employer Nonelective Matching Contributions — The Company makes contributions to the Plan of 100% of the participant’s contributions up to 6% of eligible pay, each pay period. The Company’s matching contributions are invested in Sempra Energy common stock.

Discretionary Incentive Contribution — If established performance goals and targets of the Company are met in accordance with the terms of the incentive guidelines established each year, the Company will make an additional incentive contribution of 3% to 6% of the participant’s eligible pay. An incentive contribution of 5.67% was made for 2010. Incentive contributions were made on March 16, 2011, and March 17, 2010, to all employees employed on December 31, 2010 and 2009, respectively. The contributions were made in the form of cash and stock and invested according to each participant’s investment election on the date of contribution.

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Participant Accounts — A separate account is established and maintained in the name of each participant and reflects the participant’s contributions, the Employer’s nonelective matching and discretionary incentive contributions, and the earnings and losses attributed to each investment fund, less administrative expenses. Participants are allocated a share of each fund’s investment earnings net of investment fees on a daily basis, based upon their account balance as a percentage of the total fund balance. Investment expenses, except those for a specific transaction, are allocated quarterly to individual funds based on either fund balance or a participant’s pro rata share, as defined in the Plan document.

Participants are allowed to redirect up to 100% of the shares in the Employer matching account into any of the Plan’s designated investments.

Vesting — All participant accounts are fully vested and nonforfeitable at all times.

Investment Options — All investments are held by the Sempra Energy Savings Master Trust (the Master Trust) (see Note 5). Employees elect to have their contributions invested in increments of 1% in Sempra Energy common stock or specific mutual funds offered by T. Rowe Price, Fidelity Investment Managers, and the Vanguard Group.

Payment of Dividends — Participants may elect at any time to either receive distributions of cash dividends on the shares of Sempra Energy common stock held in their account or to reinvest those dividends in Sempra Energy common stock. Former employees that elect to leave their account balance in the Plan and receive cash dividends from Sempra Energy common stock in their account will receive such dividends in cash or have them reinvested in Sempra Energy common stock, based on their election on the date of termination of employment with the Company, retirement or permanent disability.

Payment of Benefits — Upon termination of employment with the Company, retirement or permanent disability, participants or the named beneficiary(ies) (in the event of death) with an account balance greater than $5,000 are given the options to have their vested account balance remain in the Plan, roll the entire amount to another qualified retirement plan or individual retirement account, or receive their vested account balance in a single lump-sum payment in cash, or Sempra Energy common stock for any portion of their account held in Sempra Energy common stock. The accounts of terminated participants with account balances from $1,000 to $5,000 that do not elect a lump-sum payment or a rollover to a qualified retirement plan or individual retirement account will be automatically rolled into an individual retirement account with T. Rowe Price. Terminated participants with account balances less than $1,000 automatically receive a lump-sum cash payment.

Plan Termination — Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions and to terminate the Plan at any time, subject to the provisions of ERISA. In the event of termination, the net assets of the Plan will be distributed to the participants.

Related-Party Transactions — Certain Plan investments, held through the Master Trust, are shares of mutual funds managed by T. Rowe Price, the Plan’s recordkeeper; therefore, these transactions qualify as exempt party-in-interest transactions.

Certain administrative functions of the Plan are performed by officers or employees of the Company. No such officer or employee receives compensation from the Plan. Certain administrative expenses are paid directly by the Company, such as legal and accounting fees. All investment expenses are paid by the participants, including recordkeeping, trustee, loan, redemption and investment management fees. Fees paid by the Plan to the recordkeeper for administrative services were $99 for the year ended December 31, 2010.

5

At December 31, 2010 and 2009, the Plan held, through the Master Trust, 16,036 and 15,669 shares of common stock of Sempra Energy, the sponsoring employer, and recorded dividend income of $23,812 during the year ended December 31, 2010.

2.                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting — The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

Use of Estimates — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of net assets and disclosures at the date of the financial statements and the reported changes in net assets during the reporting period. Actual results could differ from those estimates.

Risks and Uncertainties — The Plan invests in the Master Trust, which utilizes various investment instruments, including common stock, mutual funds, and a stable value fund. Investment securities, in general, are exposed to various risks, such as interest rate risk, credit risk, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

Investment Valuation and Income Recognition — The fair value of the Plan’s interest in the Master Trust is based on the beginning of year value of the Plan’s interest in the Master Trust, plus actual contributions and allocated investment income, less actual distributions and allocated administrative expense, plus or minus changes in unrealized gains and losses.

The Master Trust’s investments are stated at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). See Note 7 for discussion of fair value measurements.

Purchases and sales of securities are recorded on the trade date. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Benefit Payments — Benefits are recorded when paid. There were no amounts allocated to accounts of persons who have elected to withdraw from the Plan but have not yet been paid as of December 31, 2010 or 2009.

Adoption of New Accounting Pronouncements — The accounting standards described below that were adopted in 2010 affected certain note disclosures, the statements of net assets available for benefits and the statement of changes in net assets available for benefits.

Accounting Standards Update (ASU) No. 2010-06, “Improving Disclosures about Fair Value Measurements” (ASU No. 2010-06): ASU No. 2010-6 amends Accounting Standards Codification (ASC) 820 and requires additional fair value measurement disclosures, including transfers into and out of Levels 1 and 2; separate disclosures of purchases, sales, issuances, and settlements relating to Level 3 measurements; and valuation techniques and inputs used for Level 2 and Level 3 instruments. ASU No. 2010-06 is effective for the Plan in 2010, except for the requirement to provide Level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which is effective for fiscal years beginning after December 15, 2010. The adoption of ASU No. 2010-06 did not and is not expected to have a material effect on the Plan’s financial statements or disclosures.

6

ASU No. 2010-25, “Reporting Loans to Participants by Defined Contribution Pension Plans” (ASU No. 2010-25): Issued by the Financial Accounting Standards Board (FASB) in September 2010, ASU No. 2010-25 requires that participant loans be classified as notes receivable rather than as plan investments and be measured at unpaid principal balance plus accrued but unpaid interest rather than fair value.  The Plan retrospectively adopted the new accounting in 2010.

Subsequent Events — Management has evaluated subsequent events through the date the financial statements were issued, and no events have occurred that require consideration as adjustments to or disclosures in the financial statements.

3.                      TAX STATUS

The Internal Revenue Service has determined and informed the Company by a letter dated April 5, 2006, that the Plan and related trust were designed in accordance with the applicable regulations of the IRC. The Plan has been amended since receiving the determination letter; however, the Company and Plan management believe that the Plan is currently designed and operated in compliance with the applicable requirements of the IRC and that the Plan and related trust continue to be tax-exempt. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

4.                      PARTICIPANT LOANS

The Plan permits participants to borrow against the balances in their individual accounts within. A participant is limited to borrowing a maximum of 50% of the value of his/her account balance or $50,000, whichever is less. The minimum amount that can be borrowed is $1,000, and the fee charged for processing a loan is paid by the participant who takes out the loan. Participants may have one loan outstanding. If a participant defaults on a loan, it becomes a deemed distribution from the Plan to the participant. Primary residence loans are amortized over a maximum repayment period of 15 years, and other loans have a maximum repayment period of five years. All loans bear interest at 1% above the prime rate, as published in The Wall Street Journal, at the time the loan is made. As of both December 31, 2010 and 2009, interest rates on loans ranged from 4.25% to 9.25%, and, as of December 31, 2010, had maturity dates through January 2025. The Plan’s participant loans, carried at outstanding loan balances plus accrued interest, are presented as Notes receivable from participants on the statements of net assets available for benefits.

5.                      INVESTMENTS IN THE MASTER TRUST (DOLLARS IN THOUSANDS)

The Plan’s investments are held in a trust account at T. Rowe Price, the trustee of the Plan (the Trustee), and consist of an interest in the Master Trust. Use of the Master Trust permits the commingling of the trust assets of two or more similar employee benefit plans sponsored by Sempra Energy for investment and administrative purposes. The Plan’s interest in the investments of the Master Trust is based on the individual Plan participants’ investment balances. Investment income is allocated on a daily basis through a valuation performed by the Trustee. Expenses relating to the Master Trust are allocated to the individual funds based upon each participant’s pro rata share, per-share calculation, or by transaction in a specific fund. At both December 31, 2010 and 2009, the Plan had less than a 1% interest in the investments of the Master Trust.

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The investments available for benefits of the Master Trust at December 31, 2010 and 2009, are summarized as follows:

	2010	2009

At fair value:
Sempra Energy common stock	$847,079	$919,478
Money market fund	66,251	65,718
Mutual funds:
Domestic stock funds	505,853	420,161
Balanced funds	374,180	301,936
Bond funds	104,014	92,099
Other	13,288	11,939
At estimated fair value — stable value funds	118,371	113,532
At estimated fair value — common/collective trust	85,088	79,985

Investments available for benefits	$2,114,124	$2,004,848

Net appreciation (depreciation) of investments and dividend income for the Master Trust for the year ended December 31, 2010, are as follows:

Net appreciation (depreciation) of investments at fair value:
Sempra Energy common stock	$(57,831)
Mutual funds	118,612
Net appreciation of investments at estimated fair value	6,841

Net appreciation of investments	$67,622

Dividend income	$50,145

The following investments held by the Plan through the Master Trust represent 5% or more of the Plan’s assets at December 31, 2010 and 2009:

	2010	2009

Sempra Energy Common Stock	$842	$877
T. Rowe Price Stable Value Fund	604	475
Retirement 2040 Fund	198	107	*
T. Rowe Price Small-Cap Stock Fund	174	119	*
T. Rowe Price Growth Stock Fund	173	132	*

*       This investment does not represent 5% or more of the Plan’s assets at December 31, 2009, but is shown for comparative purposes.

The Plan, through the Master Trust, invests in various securities. Investment securities, in general, are exposed to various risks, such as interest rate, credit, and overall market volatility. Due to the level of risk associated with investment securities, it is reasonably possible that changes in the values of certain investment securities will occur in the near term and that such changes could materially affect the amounts reported in the statements of net assets available for Plan benefits.

8

6.                      NONPARTICIPANT DIRECTED INVESTMENTS

The Company’s nonelective matching contributions to the Plan are invested solely in Sempra Energy common stock. These contributions are classified as nonparticipant directed investments, despite the employee’s ability to subsequently transfer them into other investments. The investment of Employer discretionary incentive contributions follows participant direction. Information about the Sempra Energy common stock investments held by the Plan through the Master Trust, and the significant components of the changes therein, are as follows for the year ended December 31, 2010:

Nonparticipant directed assets — Sempra Energy common stock in the Master Trust as of December 31, 2009	$657,296

Changes in assets:
Contributions	146,603
Net depreciation, net of dividend income	(18,190)
Distributions to participants or their beneficiaries	(72,322)
Transfers to participant directed investments	(30,081)

Total change in assets	26,010

Nonparticipant directed assets — Sempra Energy common stock in the Master Trust as of December 31, 2010	$683,306

7.                      FAIR VALUE MEASUREMENTS (DOLLARS IN THOUSANDS)

In accordance with current GAAP, the Plan and Master Trust classify their investments based on a fair value hierarchy that prioritizes the inputs used to measure fair value, as follows:

•                  Level 1, which refers to securities valued using quoted prices from active markets for identical assets;

•                  Level 2, which refers to securities not traded on an active market but for which observable market inputs are readily available; and

•                  Level 3, which refers to securities valued based on significant unobservable inputs.

Investments are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

9

The following table sets forth by level within the fair value hierarchy a summary of the Master Trust’s investments measured at fair value or estimated fair value on a recurring basis at December 31, 2010 and 2009, by major category of debt and equity securities determined by the nature and risk of the investment:

	Master Trust Fair Value Measurements
	at December 31, 2010
	Level 1	Level 2	Level 3	Total

Sempra Energy common stock	$847,079	$—	$—	$847,079

Money market fund	66,251	—	—	66,251

Mutual funds:
Domestic stock funds	505,853	—	—	505,853
Balanced funds	374,180	—	—	374,180
Bond funds	104,014	—	—	104,014
Other	13,288	—	—	13,288

Total mutual funds	997,335	—	—	997,335

Stable value fund	—	118,371	—	118,371

Common/collective trust	—	85,088	—	85,088

Total investments at fair value	$1,910,665	$203,459	$—	$2,114,124

	Master Trust Fair Value Measurements
	at December 31, 2009
	Level 1	Level 2	Level 3	Total

Sempra Energy common stock	$919,478	$—	$—	$919,478

Money market fund	65,718	—	—	65,718

Mutual funds:
Domestic stock funds	420,161	—	—	420,161
Balanced funds	301,936	—	—	301,936
Bond funds	92,099	—	—	92,099
Other	11,939	—	—	11,939

Total mutual funds	826,135	—	—	826,135

Stable value funds	—	113,532	—	113,532

Common/collective trust	—	79,985	—	79,985

Total investments at fair value	$1,811,331	$193,517	$—	$2,004,848

There were no transfers into or out of Level 1, Level 2 or Level 3 for the Plan or Master Trust during the periods presented.

10

The following descriptions of the valuation methods and assumptions used by the Plan to estimate the fair values of investments apply to investments held directly by the Plan and those held as underlying investments of the Master Trust:

Common Stocks — Common stocks are valued using quoted prices listed on nationally recognized securities exchanges (Level 1 inputs).

Money Market and Mutual Funds — The fair values of mutual fund investments are determined by obtaining quoted prices on nationally recognized securities exchanges (Level 1 inputs).

Stable Value Funds — The fair values of participation units in stable value collective trusts are based upon the net asset values (NAVs) of such fund, after adjustments to reflect all fund investments at fair value, including direct and indirect interests in fully benefit-responsive contracts, as reported in the audited financial statements of the fund (Level 2 inputs) (see Note 8).

Common Collective Trusts — The fair values of participation units held in collective trusts, other than stable value funds, are based on the NAVs reported by the trust managers as of the financial statement dates, which may reflect recent transaction prices (Level 2 inputs). The investment objectives and underlying investments of the collective trusts vary, with some holding diversified portfolios of domestic or international stocks and open-ended mutual funds, some holding securities of U.S. companies in a particular industry sector, some holding short-term and/or medium-term corporate, government and government agency bonds, and others holding a blend of various domestic stocks, bonds and mutual funds. Each collective trust provides for daily redemptions by the Plan at reported NAVs per share, with no advance notice requirement (see Note 9).

The methods described are intended to produce a fair value calculation that is indicative of net realizable value or reflective of future fair values. However, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

8.                      STABLE VALUE FUNDS

Through the Master Trust, the Plan invests in the T. Rowe Price Stable Value Common Trust Fund (the Fund) sponsored by T. Rowe Price Group, Inc. The Fund invests primarily in conventional guaranteed investment contracts and synthetic investment contracts issued by life insurance companies, banks, and other financial institutions, with the objective of providing a high level of return that is consistent with also providing stability of investment return, preservation of capital, and liquidity to pay Plan benefits of its retirement plan investors.

The beneficial interest of each participant is represented by units. Units are issued and redeemed daily at the Fund’s constant NAV. Distribution to the Fund’s unit holders is declared daily from the net investment income and automatically reinvested in the Fund on a monthly basis, when paid. It is the policy of the Fund to use its best efforts to maintain the stable NAV per unit, although there is no guarantee that the Fund will be able to maintain this value.

11

Participants ordinarily may direct the withdrawal or transfer of all or a portion of their investment at contract value. Contract value represents contributions made to the Fund, plus earnings, less participant withdrawals and administrative expenses. The Fund imposes certain restrictions on the Plan, and the Fund itself may be subject to circumstances that impact its ability to transact at contract value. Plan management believes that the occurrence of events that would cause the Funds to transact at less than contract value is not probable.

The average yields of the Fund for the years ended December 31, were as follows:

	2010	2009

Based on annualized earnings (1)	3.65%	4.23%
Based on interest rate credited to participants (2)	4.10%	4.26%

(1) Computed by dividing the annualized one-day actual earnings of the contract on the last day of the Plan year by the fair value of the investments on the same date.

(2) Computed by dividing the annualized one-day earnings credited to participants on the last day of the Plan year by the fair value of the investments on the same date.

9.                      NET ASSET VALUE PER SHARE (DOLLARS IN THOUSANDS)

The following table sets forth a summary of the investments held by the Plan through the Master Trust with a reported NAV:

	Fair Value Estimated Using Net Asset Value per Share
	at December 31, 2010
				Other	Redemption
		Unfunded	Redemption	Redemption	Notice
Investment	Fair Value	Commitment	Frequency	Restrictions	Period

T. Rowe Price Stable Value Fund (1)	$604	$—	Daily	None (1)	None (1)
Pyramis Select International Equity Commingled Pool Fund (2)	50	—	Daily	None (2)	None

Total	$654	$—

	Fair Value Estimated Using Net Asset Value per Share
	at December 31, 2009
				Other	Redemption
		Unfunded	Redemption	Redemption	Notice
Investment	Fair Value	Commitment	Frequency	Restrictions	Period

T. Rowe Price Stable Value Fund (1)	$475	$—	Daily	None (1)	None (1)
Pyramis Select International Equity Commingled Pool Fund (2)	96	—	Daily	None (2)	None

Total	$571	$—

12

(1)   The Fund strategies seek to maximize current income while maintaining invested principal. The Plan is required to give notice one day in advance of a partial or total liquidation of the investment for any purpose other than for benefit payments, making participant loans, participant-directed investment transfers and payment of administrative fees. The Plan administrator is also required to give a 30-day notice of the liquidation of the Fund due to the termination of the Master Trust.

(2)   The pool strategies seek long-term growth of capital primarily through investment in foreign securities. There is a 1% redemption fee for units held less than 30 days.

* * * * * *

13

SUPPLEMENTAL SCHEDULE

14

MESQUITE POWER LLC SAVINGS PLAN

FORM 5500, SCHEDULE H, PART IV, LINE 4i — SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

(c)
Description of Investment
	(b)	Including Maturity Date,		(e)
	Identity of Issuer, Borrower,	Rate of Interest, and	(d)	Current
(a)	Lessor, or Similar Party	Collateral	Cost	Value

*	Participant loans	Interest rates from 4.25% to 9.25%; maturities from March 2012 through January 2025	**	$77,917

*	Party-in-interest to the Plan.
**	Cost not required to be presented for participant directed investments.

15

Mobile Gas Service Corporation Employee Savings Plan

Financial Statements as of December 31, 2010 and 2009, and for the Year Ended December 31, 2010, Supplemental Schedule as of December 31, 2010, and Report of Independent Registered Public Accounting Firm

MOBILE GAS SERVICE CORPORATION EMPLOYEE SAVINGS PLAN

NOTE:

Other schedules required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 are omitted because of the absence of conditions under which they are required or they are filed by the trustee of the Master Trust in which the Plan participates.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Trustees and Participants of the

Mobile Gas Service Corporation Employee Savings Plan

San Diego, California

We have audited the accompanying statements of net assets available for benefits of the Mobile Gas Service Corporation Employee Savings Plan (the “Plan”) as of December 31, 2010 and 2009, and the related statement of changes in net assets available for benefits for the year ended December 31, 2010. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2010 and 2009, and the changes in net assets available for benefits for the year ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the financial statements, the Plan retrospectively adopted new accounting guidance as of December 31, 2010 relating to the financial statement presentation of loans to participants.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) as of December 31, 2010, is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan’s management. Such schedule has been subjected to the auditing procedures applied in our audit of the basic 2010 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ DELOITTE & TOUCHE LLP

San Diego, California
June 29, 2011

MOBILE GAS SERVICE CORPORATION EMPLOYEE SAVINGS PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

AS OF DECEMBER 31, 2010 AND 2009

	2010	2009

INVESTMENT — Investment in Sempra Energy Savings Master Trust	$15,518,233	$15,110,987

RECEIVABLES:
Notes receivable from participants	565,706	456,189
Employee contributions	24,208	23,803
Employer contributions	7,108	7,603
Dividends	6,531	4,286

Total receivables	603,553	491,881

NET ASSETS AVAILABLE FOR BENEFITS	$16,121,786	$15,602,868

See notes to financial statements.

2

MOBILE GAS SERVICE CORPORATION EMPLOYEE SAVINGS PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEAR ENDED DECEMBER 31, 2010

ADDITIONS:
Net investment income — Plan interest in Sempra Energy Savings Master Trust investment income	$1,235,977

Contributions:
Employer	196,316
Participating employees	491,363

Total contributions	687,679

Interest income on notes receivable from participants	28,142

Total additions	1,951,798

DEDUCTIONS — Distributions to participants or their beneficiaries	1,432,880

INCREASE IN NET ASSETS	518,918

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	15,602,868

End of year	$16,121,786

See notes to financial statements.

3

MOBILE GAS SERVICE CORPORATION EMPLOYEE SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2010 AND 2009, AND FOR THE YEAR ENDED DECEMBER 31, 2010

1.                      PLAN DESCRIPTION AND RELATED INFORMATION

The following description of the Mobile Gas Service Corporation Employee Savings Plan (the Plan) is provided for general information purposes only. Participants should refer to the Plan document for a more complete description of the Plan’s provisions.

General — The Plan is a defined contribution plan that provides nonrepresented employees of Mobile Gas Service Corporation (the Company or Employer) with retirement benefits. Employees may participate immediately in the Plan and, after one year in which they complete 1,000 hours of service, receive an Employer matching contribution. Employees may make regular savings investments in common stock of Sempra Energy, the parent company of the Employer, and other optional investments permitted by the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

Employees transfer between the Company and related entities for various reasons, resulting in the transfer of participant assets from one plan to another.

Contributions — Contributions to the Plan can be made under the following provisions:

Participating Employee Contributions — Under the terms of the Plan, participants may contribute up to 50% of eligible pay on a pretax basis. The Internal Revenue Code (IRC) limited total individual pretax contributions to $16,500 for 2010. Catch-up contributions are permitted for participants of at least 50 years of age. The catch-up provision provides these participants the opportunity to contribute an additional $5,500 on a pretax basis for 2010. The Plan allows for automatic enrollment of newly hired employees who either do not elect a specific deferral percentage or do not opt out of the Plan. The automatic deferral is an amount equal to 3% of eligible pay, and the default investment vehicle for 2010 is a T. Rowe Price Retirement Fund option based on the assumption that the employee will retire at age 65. The initial automatic deferral amount of 3% of eligible pay increases every May by 1% up to a maximum of 6%. Employees hired after January 1, 2010, have the option to opt out and employees hired prior to that date have the option to opt in.

Employer Nonelective Matching Contributions — The Company makes contributions to the Plan of 100% of the participant’s contributions, up to 1% of eligible pay, plus 50% of the participant’s contributions from 1% to 6% of eligible pay, each pay period. The Company’s matching contributions are invested in Sempra Energy common stock. Employer contributions are funded in part from the Sempra Energy Employee Stock Ownership Plan and Trust.

Discretionary Incentive Contribution — If established performance goals and targets of the Company are met in accordance with the terms of the incentive guidelines established each year, the Company will make an additional incentive contribution of up to 1% of the participant’s eligible pay. No incentive contributions were made for 2010.

4

Participant Accounts — A separate account is established and maintained in the name of each participant and reflects the participant’s contributions, the Employer’s nonelective matching and discretionary incentive contributions, and the earnings and losses attributed to each investment fund, less administrative expenses. Participants are allocated a share of each fund’s investment earnings net of investment fees on a daily basis, based upon their account balance as a percentage of the total fund balance. Investment expenses, except those for a specific transaction, are allocated quarterly to individual funds based on either fund balance or a participant’s pro rata share, as defined in the Plan document.

Participants are allowed to redirect up to 100% of the shares in the Employer matching account into any of the Plan’s designated investments.

Vesting — All participant accounts are fully vested and nonforfeitable at all times.

Investment Options — All investments are held by the Sempra Energy Savings Master Trust (the Master Trust) (see Note 5). Employees elect to have their contributions invested in increments of 1% in Sempra Energy common stock or specific mutual funds offered by T. Rowe Price, Fidelity Investment Managers, and the Vanguard Group.

Payment of Dividends — Participants may elect at any time to either receive distributions of cash dividends on the shares of Sempra Energy common stock held in their account or to reinvest those dividends in Sempra Energy common stock. Former employees that elect to leave their account balance in the Plan and receive cash dividends from Sempra Energy common stock in their account will receive such dividends in cash or have them reinvested in Sempra Energy common stock, based on their election on the date of termination of employment with the Company, retirement or permanent disability.

Payment of Benefits — Upon termination of employment with the Company, retirement or permanent disability, participants or the named beneficiary(ies) (in the event of death) with an account balance greater than $5,000 are given the options to have their vested account balance remain in the Plan, roll the entire amount to another qualified retirement plan or individual retirement account, or receive their vested account balance in a single lump-sum payment in cash, or Sempra Energy common stock for any portion of their account held in Sempra Energy common stock. The accounts of terminated participants with account balances from $1,000 to $5,000 that do not elect a lump-sum payment or a rollover to a qualified retirement plan or individual retirement account will be automatically rolled into an individual retirement account with T. Rowe Price. Terminated participants with account balances less than $1,000 automatically receive a lump-sum cash payment.

Plan Termination — Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions and to terminate the Plan at any time, subject to the provisions of ERISA. In the event of termination, the net assets of the Plan will be distributed to the participants.

Related-Party Transactions — Certain Plan investments, held through the Master Trust, are shares of mutual funds managed by T. Rowe Price, the Plan’s recordkeeper; therefore, these transactions qualify as exempt party-in-interest transactions.

Certain administrative functions of the Plan are performed by officers or employees of Sempra Energy. No such officer or employee receives compensation from the Plan. Certain administrative expenses are paid directly by the Company, such as legal and accounting fees. All investment expenses are paid by the participants, including recordkeeping, trustee, loan, redemption and investment management fees. There were no fees paid by the Plan to the recordkeeper for administrative services for the year ended December 31, 2010.

5

At December 31, 2010 and 2009, the Plan held, through the Master Trust, 16,762 and 10,989 shares of common stock of Sempra Energy, the sponsoring employer, and recorded dividend income of $23,091 during the year ended December 31, 2010.

2.                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting — The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

Use of Estimates — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of net assets and disclosures at the date of the financial statements and the reported changes in net assets during the reporting period. Actual results could differ from those estimates.

Risks and Uncertainties — The Plan invests in the Master Trust, which utilizes various investment instruments, including common stock, mutual funds, and a stable value fund. Investment securities, in general, are exposed to various risks, such as interest rate risk, credit risk, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

Investment Valuation and Income Recognition — The fair value of the Plan’s interest in the Master Trust is based on the beginning of year value of the Plan’s interest in the Master Trust, plus actual contributions and allocated investment income, less actual distributions and allocated administrative expense, plus or minus changes in unrealized gains and losses.

The Master Trust’s investments are stated at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). See Note 7 for discussion of fair value measurements.

Purchases and sales of securities are recorded on the trade date. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Benefit Payments — Benefits are recorded when paid. Amounts allocated to accounts of persons who have elected to withdraw from the Plan but have not yet been paid were $6,266 and $775 at December 31, 2010 and 2009, respectively.

Adoption of New Accounting Pronouncements — The accounting standards described below that were adopted in 2010 affected certain note disclosures, the statements of net assets available for benefits and the statement of changes in net assets available for benefits.

Accounting Standards Update (ASU) No. 2010-06, “Improving Disclosures about Fair Value Measurements” (ASU No. 2010-06): ASU No. 2010-6 amends Accounting Standards Codification (ASC) 820 and requires additional fair value measurement disclosures, including transfers into and out of Levels 1 and 2; separate disclosures of purchases, sales, issuances, and settlements relating to Level 3 measurements; and valuation techniques and inputs used for Level 2 and Level 3 instruments. ASU No. 2010-06 is effective for the Plan in 2010, except for the requirement to provide Level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which is effective for fiscal years beginning after December 15, 2010. The adoption of ASU No. 2010-06 did not and is not expected to have a material effect on the Plan’s financial statements or disclosures.

6

ASU No. 2010-25, “Reporting Loans to Participants by Defined Contribution Pension Plans” (ASU No. 2010-25): Issued by the Financial Accounting Standards Board (FASB) in September 2010, ASU No. 2010-25 requires that participant loans be classified as notes receivable rather than as plan investments and be measured at unpaid principal balance plus accrued but unpaid interest rather than fair value.  The Plan retrospectively adopted the new accounting in 2010.

Subsequent Events — Management has evaluated subsequent events through the date the financial statements were issued (see Note 10).

3.                      TAX STATUS

In April 2010, the Company requested from the IRS a determination letter stating that the Plan with an effective date of January 1, 2009, as designed, is in compliance with the applicable requirements of the IRC. The Company and Plan management believe that the Plan is currently designed and operated in compliance with the applicable requirements of the IRC and that the Plan and related trust continue to be tax-exempt. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

4.                      PARTICIPANT LOANS

The Plan permits participants to borrow against the balances in their individual accounts. A participant is limited to borrowing a maximum of 50% of the value of his/her account balance or $50,000, whichever is less. The minimum amount that can be borrowed is $1,000, and the fee charged for processing a loan is paid by the participant who takes out the loan. If a participant defaults on a loan, it becomes a deemed distribution from the Plan to the participant. Participants may have one loan outstanding. Primary residence loans are amortized over a maximum repayment period of 15 years, and other loans have a maximum repayment period of five years. All loans bear interest at 1% above the prime rate, as published in The Wall Street Journal, at the time the loan is made. As of both December 31, 2010 and 2009, interest rates on loans ranged from 4.25% to 9.25%, and as of December 31, 2010, had maturity dates through April 2023. The Plan’s participant loans,  carried at outstanding loan balances plus accrued interest, are presented as Notes receivable from participants on the statements of net assets available for benefits.

5.                      INVESTMENTS IN THE MASTER TRUST (DOLLARS IN THOUSANDS)

The Plan’s investments are held in a trust account at T. Rowe Price, the trustee of the Plan (the Trustee), and consist of an interest in the Master Trust. Use of the Master Trust permits the commingling of the trust assets of two or more similar employee benefit plans sponsored by Sempra Energy for investment and administrative purposes. The Plan’s interest in the investments of the Master Trust is based on the individual Plan participants’ investment balances. Investment income is allocated on a daily basis through a valuation performed by the Trustee. Expenses relating to the Master Trust are allocated to the individual funds based upon each participant’s pro rata share, per-share calculation, or by transaction in a specific fund. As of both December 31, 2010 and 2009, the Plan had less than a 1% interest in the investments of the Master Trust.

7

The investments available for benefits of the Master Trust at December 31, 2010 and 2009 are summarized as follows:

	2010	2009

At fair value:
Sempra Energy common stock	$847,079	$919,478
Money market fund	66,251	65,718
Mutual funds:
Domestic stock funds	505,853	420,161
Balanced funds	374,180	301,936
Bond funds	104,014	92,099
Other	13,288	11,939
At estimated fair value — stable value funds	118,371	113,532
At estimated fair value — common/collective trust	85,088	79,985

Investments available for benefits	$2,114,124	$2,004,848

Net appreciation (depreciation) of investments and dividend income for the Master Trust for the year ended December 31, 2010, are as follows:

Net appreciation (depreciation) of investments at fair value:
Sempra Energy common stock	$(57,831)
Mutual funds	118,612
Net appreciation of investments at estimated fair value	6,841

Net appreciation of investments	$67,622

Dividend income	$50,145

The following investments held by the Plan through the Master Trust represent 5% or more of the Plan’s assets at December 31, 2010 and 2009:

	2010		2009

Summit Cash Reserve Fund	$4,348		$5,332
Retirement 2025 Fund	2,340		1,945
Retirement 2030 Fund	1,322		895
Retirement 2015 Fund	1,460		1,183
Retirement 2020 Fund	1,171		937
Sempra Energy Common Stock	880		615	*
Retirement 2010 Fund	417	**	792

*  This investment does not represent 5% or more of the Plan’s assets at December 31, 2009, but is shown for comparative purposes.

** This investment does not represent 5% or more of the Plan’s assets at December 31, 2010, but is shown for comparative purposes.

8

The Plan, through the Master Trust, invests in various securities. Investment securities, in general, are exposed to various risks, such as interest rate, credit, and overall market volatility. Due to the level of risk associated with investment securities, it is reasonably possible that changes in the values of certain investment securities will occur in the near term and that such changes could materially affect the amounts reported in the statements of net assets available for Plan benefits.

6.                      NONPARTICIPANT DIRECTED INVESTMENTS

The Company’s nonelective matching contributions to the Plan are invested solely in Sempra Energy common stock. These contributions are classified as nonparticipant directed investments despite the employee’s ability to subsequently transfer them into other investments. The investment of Employer discretionary incentive contributions follows participant direction. Information about the Sempra Energy common stock investments held by the Plan through the Master Trust, and the significant components of the changes therein, are as follows as of and for the year ended December 31, 2010:

Nonparticipant directed investments — Sempra Energy common stock in the Master Trust as of December 31, 2009	$587,383

Changes in assets:
Contributions	196,811
Net depreciation, net of dividend income	(3,903)
Distributions to participants or their beneficiaries	(26,558)
Transfers from participant directed investments	103,898

Total change in assets	270,248

Nonparticipant directed investments — Sempra Energy common stock in the Master Trust as of December 31, 2010	$857,631

7.                      FAIR VALUE MEASUREMENTS (DOLLARS IN THOUSANDS)

In accordance with current GAAP, the Plan and Master Trust classify their investments based on a fair value hierarchy that prioritizes the inputs used to measure fair value, as follows:

•                  Level 1, which refers to securities valued using quoted prices from active markets for identical assets;

•                  Level 2, which refers to securities not traded on an active market but for which observable market inputs are readily available; and

•                  Level 3, which refers to securities valued based on significant unobservable inputs.

Investments are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

9

The following table sets forth by level within the fair value hierarchy a summary of the Master Trust’s investments measured at fair value or estimated fair value on a recurring basis at December 31, 2010 and 2009, by major category of debt and equity securities determined by the nature and risk of the investments:

	Master Trust Fair Value Measurements
	at December 31, 2010
	Level 1	Level 2	Level 3	Total

Sempra Energy common stock	$847,079	$—	$—	$847,079

Money market fund	66,251	—	—	66,251

Mutual funds:
Domestic stock funds	505,853	—	—	505,853
Balanced funds	374,180	—	—	374,180
Bond funds	104,014	—	—	104,014
Other	13,288	—	—	13,288

Total mutual funds	997,335	—	—	997,335

Stable value fund	—	118,371	—	118,371

Common/collective trust	—	85,088	—	85,088

Total investments at fair value	$1,910,665	$203,459	$—	$2,114,124

	Master Trust Fair Value Measurements
	at December 31, 2009
	Level 1	Level 2	Level 3	Total

Sempra Energy common stock	$919,478	$—	$—	$919,478

Money market fund	65,718	—	—	65,718

Mutual funds:
Domestic stock funds	420,161	—	—	420,161
Balanced funds	301,936	—	—	301,936
Bond funds	92,099	—	—	92,099
Other	11,939	—	—	11,939

Total mutual funds	826,135	—	—	826,135

Stable value funds	—	113,532	—	113,532

Common/collective trust	—	79,985	—	79,985

Total investments at fair value	$1,811,331	$193,517	$—	$2,004,848

There were no transfers into or out of Level 1, Level 2 or Level 3 for the Plan or Master Trust during the periods presented.

10

The following descriptions of the valuation methods and assumptions used by the Plan to estimate the fair values of investments apply to investments held directly by the Plan and those held as underlying investments of the Master Trust:

Common Stocks — Common stocks are valued using quoted prices listed on nationally recognized securities exchanges (Level 1 inputs).

Money Market and Mutual Funds — The fair values of mutual fund investments are determined by obtaining quoted prices on nationally recognized securities exchanges (Level 1 inputs).

Stable Value Funds — The fair values of participation units in stable value collective trusts are based upon the net asset values (NAVs) of such fund, after adjustments to reflect all fund investments at fair value, including direct and indirect interests in fully benefit-responsive contracts, as reported in the audited financial statements of the fund (Level 2 inputs) (see Note 8).

Common Collective Trusts — The fair values of participation units held in collective trusts, other than stable value funds, are based on the NAVs reported by the trust managers as of the financial statement dates, which may reflect recent transaction prices (Level 2 inputs). The investment objectives and underlying investments of the collective trusts vary, with some holding diversified portfolios of domestic or international stocks and open-ended mutual funds, some holding securities of U.S. companies in a particular industry sector, some holding short-term and/or medium-term corporate, government and government agency bonds, and others holding a blend of various domestic stocks, bonds and mutual funds. Each collective trust provides for daily redemptions by the Plan at reported NAVs per share, with no advance notice requirement (see Note 9).

The methods described are intended to produce a fair value calculation that is indicative of net realizable value or reflective of future fair values. However, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

8.                      STABLE VALUE FUNDS

Through the Master Trust, the Plan invests in the T. Rowe Price Stable Value Common Trust Fund (T. Rowe Price Stable Value Fund) and the Federated Capital Preservation Fund (collectively, the Funds), which are sponsored by T. Rowe Price Group, Inc. and Federated Investors, Inc., respectively. The Funds invest primarily in conventional guaranteed investment contracts and synthetic investment contracts issued by life insurance companies, banks, and other financial institutions, with the objective of providing a high level of return that is consistent with also providing stability of investment return, preservation of capital, and liquidity to pay Plan benefits of its retirement plan investors.

The beneficial interest of each participant is represented by units. Units are issued and redeemed daily at the Funds’ constant NAV. Distribution to the Funds’ unit holders is declared daily from the net investment income and automatically reinvested in the Funds on a monthly basis, when paid. It is the policy of the Funds to use their best efforts to maintain the stable NAV per unit, although there is no guarantee that the Funds will be able to maintain this value.

11

Participants ordinarily may direct the withdrawal or transfer of all or a portion of their investment at contract value. Contract value represents contributions made to the Funds, plus earnings, less participant withdrawals and administrative expenses. The Funds impose certain restrictions on the Plan, and the Funds themselves may be subject to circumstances that impact their ability to transact at contract value. Plan management believes that the occurrence of events that would cause the Funds to transact at less than contract value is not probable.

The average yields of the Funds for the years ended December 31, were as follows:

	2010
	Based on —
		Interest Rate
	Annualized	Credited to
Stable Value Fund	Earnings (1)	Participants (2)

T. Rowe Price Stable Value Fund	3.65%	4.10%

	2009
	Based on —
		Interest Rate
	Annualized	Credited to
Stable Value Fund	Earnings (1)	Participants (2)

T. Rowe Price Stable Value Fund	4.23%	4.26%
Federated Capital Preservation Fund	3.53%	3.70%

(1)          Computed by dividing the annualized one-day actual earnings of the contract on the last day of the Plan year by the fair value of the investments on the same date.

(2)          Computed by dividing the annualized one-day earnings credited to participants on the last day of the Plan year by the fair value of the investments on the same date.

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9.                      NET ASSET VALUE PER SHARE (DOLLARS IN THOUSANDS)

The following table sets forth a summary of the investments held by the Plan through the Master Trust with a reported NAV:

	Fair Value Estimated Using Net Asset Value per Share
	at December 31, 2010
				Other	Redemption
	Fair	Unfunded	Redemption	Redemption	Notice
Investment	Value	Commitment	Frequency	Restrictions	Period

T. Rowe Price Stable Value Fund (1)	$766	$—	Annual	None (1)	None (1)
Pyramis Select International Equity Commingled Pool Fund (2)	71	—	Daily	None (2)	None

Total	$837	$—

	Fair Value Estimated Using Net Asset Value per Share
	at December 31, 2009
				Other	Redemption
	Fair	Unfunded	Redemption	Redemption	Notice
Investment	Value	Commitment	Frequency	Restrictions	Period

T. Rowe Price Stable Value Fund (1)	$325	$—	Annual	None (1)	None (1)
Pyramis Select International Equity Commingled Pool Fund (2)	58	—	Daily	None (2)	None
Federated Capital Preservation Fund (3)	749	—	(3)	(3)	(3)

Total	$1,132	$—

(1)        The fund strategies seek to maximize current income while maintaining invested principal. The Plan is required to give notice one day in advance of a partial or total liquidation of the investment for any purpose other than for benefit payments, making participant loans, participant-directed investment transfers and payment of administrative fees. The Plan administrator is also required to give a 30-day notice of the liquidation of the fund due to the termination of the Master Trust.

(2)        The pool strategies seek long-term growth of capital primarily through investment in foreign securities. There is a 1% redemption fee for units held less than 30 days.

(3)        The fund strategies seek to maximize current income while maintaining invested principal. The Plan is required to give notice one year in advance of a partial or total liquidation of the investment for any purpose other than for the benefit payments, making participant loans, participant-directed investment transfers and payment of administrative fees. In November 2008, the Plan gave notice to Federated to liquidate its investment in the fund effective in July 2010 in order to transfer the asset to the T. Rowe Price Stable Value Fund.

13

10.               SUBSEQUENT EVENT

Effective January 3, 2011, the Mobile Gas Service Corporation Bargaining Unit Employee Savings Plan (Prior Plan) was merged into the Plan.  Any portion of a participant’s balance in the Prior Plan not vested at the date of merger will vest in the Plan according to the vesting schedule of the Prior Plan.

* * * * * *

14

SUPPLEMENTAL SCHEDULE

15

MOBILE GAS SERVICE CORPORATION EMPLOYEE SAVINGS PLAN

FORM 5500, SCHEDULE H, PART IV, LINE 4i — SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

(c)
	(b)	Description of Investment		(e)
	Identity of Issuer, Borrower,	Including Maturity Date,	(d)	Current
(a)	Lessor, or Similar Party	Rate of Interest, and Collateral	Cost	Value

*	Participant loans	Interest rates from 4.25% to 9.25%;
maturities from July 2011
		through April 2023	**	$565,706

*	Party-in-interest to the Plan.
**	Cost not required to be presented for participant directed investments.

16

Mobile Gas Service Corporation Bargaining Unit Employee Savings Plan

Financial Statements as of December 31, 2010 and 2009, and for the Year Ended December 31, 2010, Supplemental Schedule as of December 31, 2010, and Report of Independent Registered Public Accounting Firm

MOBILE GAS SERVICE CORPORATION BARGAINING UNIT
EMPLOYEE SAVINGS PLAN

NOTE:  Other schedules required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 are omitted because of the absence of conditions under which they are required or they are filed by the trustee of the Master Trust in which the Plan participates.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Trustees and Participants of the

Mobile Gas Service Corporation Bargaining Unit Employee Savings Plan

San Diego, California

We have audited the accompanying statements of net assets available for benefits of the Mobile Gas Service Corporation Bargaining Unit Employee Savings Plan (the “Plan”) as of December 31, 2010 and 2009, and the related statement of changes in net assets available for benefits for the year ended December 31, 2010. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2010 and 2009, and the changes in net assets available for benefits for the year ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the financial statements, the Plan retrospectively adopted new accounting guidance as of December 31, 2010 relating to the financial statement presentation of loans to participants.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) as of December 31, 2010, is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan’s management. Such schedule has been subjected to the auditing procedures applied in our audit of the basic 2010 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ DELOITTE & TOUCHE LLP

San Diego, California

June 29, 2011

MOBILE GAS SERVICE CORPORATION BARGAINING UNIT

EMPLOYEE SAVINGS PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

AS OF DECEMBER 31, 2010 AND 2009

	2010	2009

INVESTMENT — Investment in Sempra Energy Savings Master Trust	$3,482,030	$3,907,972

RECEIVABLES:
Notes receivable from participants	435,499	382,071
Employee contributions	9,661	9,469
Employer contributions	2,006	2,058
Dividends	1,708	1,019

Total receivables	448,874	394,617

NET ASSETS AVAILABLE FOR BENEFITS	$3,930,904	$4,302,589

See notes to financial statements.

MOBILE GAS SERVICE CORPORATION BARGAINING UNIT

EMPLOYEE SAVINGS PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEAR ENDED DECEMBER 31, 2010

ADDITIONS:
Net investment income — Plan interest in Sempra Energy Savings Master Trust investment income	$212,411

Contributions:
Employer	53,536
Participant	123,926

Total contributions	177,462

Interest income on notes receivable from participants	23,620

Total additions	413,493

DEDUCTIONS — Distributions to participants or their beneficiaries	785,178

DECREASE IN NET ASSETS	(371,685)

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	4,302,589

End of year	$3,930,904

See notes to financial statements.

MOBILE GAS SERVICE CORPORATION BARGAINING UNIT
EMPLOYEE SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2010 AND 2009, AND FOR THE YEAR ENDED DECEMBER 31, 2010

1.                      PLAN DESCRIPTION AND RELATED INFORMATION

The following description of the Mobile Gas Service Corporation Bargaining Unit Employee Savings Plan (the Plan) is provided for general information purposes only. Participants should refer to the Plan document for a more complete description of the Plan’s provisions.

General — The Plan is a defined contribution plan that provides represented employees of Mobile Gas Service Corporation (the Company or Employer) with retirement benefits. Employees may participate in the Plan, and receive an Employer matching contribution, after one year in which they complete 1,000 hours of service and after they have attained age 21. Employees may make regular savings investments in common stock of Sempra Energy, the parent company of the Employer, and other optional investments permitted by the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

Employees transfer between the Company and related entities for various reasons, resulting in the transfer of participant assets from one plan to another.

Contributions — Contributions to the Plan can be made under the following provisions:

Participating Employee Contributions — Under the terms of the Plan, participants may contribute up to 50% of eligible pay on a pretax basis. The Internal Revenue Code (IRC) limited total individual pretax contributions to $16,500 for 2010. Catch-up contributions are permitted for participants of at least 50 years of age. The catch-up provision provides these participants the opportunity to contribute an additional $5,500 on a pretax basis for 2010.

Employer Nonelective Matching Contributions — The Company makes contributions to the Plan of 50% of the participant’s contributions, up to 6% of eligible pay, each pay period. The Company’s matching contributions are invested in Sempra Energy common stock.

Discretionary Incentive Contribution — If established performance goals and targets of the Company are met in accordance with the terms of the incentive guidelines established each year, the Company will make an additional incentive contribution of up to 1% of the participant’s eligible pay. No incentive contributions were made for 2010.

Participant Accounts — A separate account is established and maintained in the name of each participant and reflects the participant’s contributions, the Employer’s nonelective matching and discretionary incentive contributions, and the earnings and losses attributed to each investment fund, less administrative expenses. Participants are allocated a share of each fund’s investment earnings net of investment fees on a daily basis, based upon their account balance as a percentage of the total fund balance. Investment expenses, except those for a specific transaction, are allocated quarterly to individual funds based on either fund balance or a participant’s pro rata share, as defined in the Plan document.

Participants are allowed to redirect up to 100% of the shares in the Employer matching account into any of the Plan’s designated investments.

Vesting — Participant contributions, rollovers and related investment earnings are fully vested. Employer nonelective matching contributions and discretionary incentive contributions vest based on years of service in accordance with the following table:

Years of	Percent
Service	Vested

1	20%
2	40%
3	60%
4	80%
5	100%

All vested portions are nonforfeitable at all times.

Forfeited Accounts — At December 31, 2010 and 2009, forfeited nonvested accounts totaled $4,777 and $4,614, respectively. Ordinarily, forfeited amounts would be designated for the reduction of administration fees. As most of the administration fees are absorbed by the Company, these accounts will be used to reduce future Employer contributions.

Investment Options — All investments are held by the Sempra Energy Savings Master Trust (the Master Trust) (see Note 5). Employees elect to have their contributions invested in increments of 1% in Sempra Energy common stock or specific mutual funds offered by T. Rowe Price, Fidelity Investment Managers, and the Vanguard Group.

Payment of Dividends — Participants may elect at any time to either receive distributions of cash dividends on the shares of Sempra Energy common stock held in their account or to reinvest those dividends in Sempra Energy common stock. Former employees that elect to leave their account balance in the Plan and receive cash dividends from Sempra Energy common stock in their account will receive such dividends in cash or have them reinvested in Sempra Energy common stock, based on their election on the date of termination of employment with the Company, retirement or permanent disability.

Payment of Benefits — Upon termination of employment with the Company, retirement or permanent disability, participants or the named beneficiary(ies) (in the event of death) with an account balance greater than $5,000 are given the options to have their vested account balance remain in the Plan, roll the entire amount to another qualified retirement plan or individual retirement account, or receive their vested account balance in a single lump-sum payment in cash, or Sempra Energy common stock for any portion of their account held in Sempra Energy common stock. The accounts of terminated participants with account balances from $1,000 to $5,000 that do not elect a lump-sum payment or a rollover to a qualified retirement plan or individual retirement account will be automatically rolled into an individual retirement account with T. Rowe Price. Terminated participants with account balances less than $1,000 automatically receive a lump-sum cash payment.

Plan Termination — Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions and to terminate the Plan at any time, subject to the provisions of ERISA. In the event of termination, the net assets of the Plan will be distributed to the participants.

Related-Party Transactions — Certain Plan investments, held through the Master Trust, are shares of mutual funds managed by T. Rowe Price, the Plan’s recordkeeper; therefore, these transactions qualify as exempt party-in-interest transactions.

Certain administrative functions of the Plan are performed by officers or employees of Sempra Energy. No such officer or employee receives compensation from the Plan. Certain administrative expenses are paid directly by the Company, such as legal and accounting fees. All investment expenses are paid by the participants, including recordkeeping, trustee, loan, redemption and investment management fees. There were no fees paid by the Plan to the recordkeeper for administrative services for the year ended December 31, 2010.

At December 31, 2010 and 2009, the Plan held, through the Master Trust, 4,419 and 2,614 shares of common stock of Sempra Energy, the sponsoring employer, and recorded dividend income of $6,011 during the year ended December 31, 2010.

2.                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting — The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

Use of Estimates — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of net assets and disclosures at the date of the financial statements and the reported changes in net assets during the reporting period. Actual results could differ from those estimates.

Risks and Uncertainties — The Plan invests in the Master Trust, which utilizes various investment instruments, including common stock, mutual funds, and a stable value fund. Investment securities, in general, are exposed to various risks, such as interest rate risk, credit risk, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

Investment Valuation and Income Recognition —The fair value of the Plan’s interest in the Master Trust is based on the beginning of year value of the Plan’s interest in the Master Trust, plus actual contributions and allocated investment income, less actual distributions and allocated administrative expense, plus or minus changes in unrealized gains and losses.

The Master Trust’s investments are stated at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). See Note 7 for discussion of fair value measurements.

Purchases and sales of securities are recorded on the trade date. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Benefit Payments — Benefits are recorded when paid. Amounts allocated to accounts of persons who have elected to withdraw from the Plan but have not yet been paid were $1,000 at both December 31, 2010 and 2009.

Adoption of New Accounting Pronouncements — The accounting standards described below that were adopted in 2010 affected certain note disclosures, the statements of net assets available for benefits and the statement of changes in net assets available for benefits.

Accounting Standards Update (ASU) No. 2010-06, “Improving Disclosures about Fair Value Measurements” (ASU No. 2010-06): ASU No. 2010-6 amends Accounting Standards Codification (ASC) 820 and requires additional fair value measurement disclosures, including transfers into and out of Levels 1 and 2; separate disclosures of purchases, sales, issuances, and settlements relating to Level 3 measurements; and valuation techniques and inputs used for Level 2 and Level 3 instruments. ASU No. 2010-06 is effective for the Plan in 2010, except for the requirement to provide Level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which is effective for fiscal years beginning after December 15, 2010. The adoption of ASU No. 2010-06 did not and is not expected to have a material effect on the Plan’s financial statements or disclosures.

ASU No. 2010-25, “Reporting Loans to Participants by Defined Contribution Pension Plans” (ASU No. 2010-25): Issued by the Financial Accounting Standards Board (FASB) in September 2010, ASU No. 2010-25 requires that participant loans be classified as notes receivable rather than as plan investments and be measured at unpaid principal balance plus accrued but unpaid interest rather than fair value.  The Plan retrospectively adopted the new accounting in 2010.

Subsequent Events — Management has evaluated subsequent events through the date the financial statements were issued (see Note 10).

3.                      TAX STATUS

In April 2010, the Company requested from the IRS a determination letter stating that the Plan with an effective date of January 1, 2009, as designed, is in compliance with the applicable requirements of the IRC. The Company and Plan management believe that the Plan is currently designed and operated in compliance with the applicable requirements of the IRC and that the Plan and related trust continue to be tax-exempt. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

4.                      PARTICIPANT LOANS

The Plan permits participants to borrow against the balances in their individual accounts. A participant is limited to borrowing a maximum of 50% of the value of his/her account balance or $50,000, whichever is less. The minimum amount that can be borrowed is $1,000, and the fee charged for processing a loan is paid by the participant who takes out the loan. If a participant defaults on a loan, it becomes a deemed distribution from the Plan to the participant. Participants may have one loan outstanding. Primary residence loans are amortized over a maximum repayment period of 15 years, and other loans have a maximum repayment period of five years. All loans bear interest at 1% above the prime rate, as published in The Wall Street Journal, at the time the loan is made. As of both December 31, 2010 and 2009, interest rates on loans ranged from 4.25% to 9.25%, and as of December 31, 2010, had maturity dates through May 2025. The Plan’s participant loans, carried at outstanding loan balances plus accrued interest, are presented as Notes receivable from participants on the statements of net assets available for benefits.

5.                      INVESTMENTS IN THE MASTER TRUST (DOLLARS IN THOUSANDS)

The Plan’s investments are held in a trust account at T. Rowe Price, the trustee of the Plan (the Trustee), and consist of an interest in the Master Trust. Use of the Master Trust permits the commingling of the trust assets of two or more similar employee benefit plans sponsored by Sempra Energy for investment and administrative purposes. The Plan’s interest in the investments of the Master Trust is based on the individual Plan participants’ investment balances. Investment income is allocated on a daily basis through a valuation performed by the Trustee. Expenses relating to the Master Trust are allocated to the individual funds based upon each participant’s pro rata share, per-share calculation, or by transaction in a specific fund. As of both December 31, 2010 and 2009, the Plan had less than a 1% interest in the investments of the Master Trust.

The investments available for benefits of the Master Trust at December 31, 2010 and 2009 are summarized as follows:

	2010	2009

At fair value:
Sempra Energy common stock	$847,079	$919,478
Money market fund	66,251	65,718
Mutual funds:
Domestic stock funds	505,853	420,161
Balanced funds	374,180	301,936
Bond funds	104,014	92,099
Other	13,288	11,939
At estimated fair value — stable value funds	118,371	113,532
At estimated fair value — common/collective trust	85,088	79,985

Investments available for benefits	$2,114,124	$2,004,848

Net appreciation (depreciation) of investments and dividend income for the Master Trust for the year ended December 31, 2010, are as follows:

Net appreciation (depreciation) of investments at fair value:
Sempra Energy common stock	$(57,831)
Mutual funds	118,612
Net appreciation of investments at estimated fair value	6,841

Net appreciation of investments	$67,622

Dividend income	$50,145

The following investments held by the Plan through the Master Trust represent 5% or more of the Plan’s assets at December 31, 2010 and 2009:

	2010		2009
Summit Cash Reserve Fund	$1,378		$1,892
Retirement 2025 Fund	433		471
Retirement 2030 Fund	425		308
T. Rowe Price Stable Value Fund	414		83	**
Retirement 2035 Fund	249		189	**
Sempra Energy Common Stock	232		146	**
Retirement 2010 Fund	—	*	306
Federated Capital Preservation Fund	—	*	282

*     This investment does not represent 5% or more of the Plan’s assets at December 31, 2010, but is shown for comparative purposes.

** This investment does not represent 5% or more of the Plan’s assets at December 31, 2009, but is shown for comparative purposes.

The Plan, through the Master Trust, invests in various securities. Investment securities, in general, are exposed to various risks, such as interest rate, credit, and overall market volatility. Due to the level of risk associated with investment securities, it is reasonably possible that changes in the values of certain investment securities will occur in the near term and that such changes could materially affect the amounts reported in the statements of net assets available for Plan benefits.

6.                      NONPARTICIPANT DIRECTED INVESTMENTS

The Company’s nonelective matching contributions to the Plan are invested solely in Sempra Energy common stock. These contributions are classified as nonparticipant directed investments despite the employee’s ability to subsequently transfer them into other investments. The investment of Employer discretionary incentive contributions follows participant direction. Information about the Sempra Energy common stock investments held by the Plan through the Master Trust, and the significant components of the changes therein, are as follows as of and for the year ended December 31, 2010:

Nonparticipant directed investments — Sempra Energy common stock in the Master Trust as of December 31, 2009	$145,901

Changes in assets:
Contributions	53,588
Net appreciation, net of dividend income	709
Distributions to participants or their beneficiaries	(9,128)
Transfers to participant directed investments	38,545

Total change in assets	83,714

Nonparticipant directed investments — Sempra Energy common stock in the Master Trust as of December 31, 2010	$229,615

7.                      FAIR VALUE MEASUREMENTS (DOLLARS IN THOUSANDS)

In accordance with current GAAP, the Plan and Master Trust classify their investments based on a fair value hierarchy that prioritizes the inputs used to measure fair value, as follows:

•                  Level 1, which refers to securities valued using quoted prices from active markets for identical assets;

•                  Level 2, which refers to securities not traded on an active market but for which observable market inputs are readily available; and

•                  Level 3, which refers to securities valued based on significant unobservable inputs.

Investments are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

The following table sets forth by level within the fair value hierarchy a summary of the Master Trust’s investments measured at fair value or estimated fair value on a recurring basis at December 31, 2010 and 2009, by major category of debt and equity securities determined by the nature and risk of the investments:

	Master Trust Fair Value Measurements
	at December 31, 2010
	Level 1	Level 2	Level 3	Total

Sempra Energy common stock	$847,079	$—	$—	$847,079

Money market fund	66,251	—	—	66,251

Mutual funds:
Domestic stock funds	505,853	—	—	505,853
Balanced funds	374,180	—	—	374,180
Bond funds	104,014	—	—	104,014
Other	13,288	—	—	13,288

Total mutual funds	997,335	—	—	997,335

Stable value fund	—	118,371	—	118,371

Common/collective trust	—	85,088	—	85,088

Total investments at fair value	$1,910,665	$203,459	$—	$2,114,124

	Master Trust Fair Value Measurements
	at December 31, 2009
	Level 1	Level 2	Level 3	Total

Sempra Energy common stock	$919,478	$—	$—	$919,478

Money market fund	65,718	—	—	65,718

Mutual funds:
Domestic stock funds	420,161	—	—	420,161
Balanced funds	301,936	—	—	301,936
Bond funds	92,099	—	—	92,099
Other	11,939	—	—	11,939

Total mutual funds	826,135	—	—	826,135

Stable value funds	—	113,532	—	113,532

Common/collective trust	—	79,985	—	79,985

Total investments at fair value	$1,811,331	$193,517	$—	$2,004,848

There were no transfers into or out of Level 1, Level 2 or Level 3 for the Plan or Master Trust during the periods presented.

The following descriptions of the valuation methods and assumptions used by the Plan to estimate the fair values of investments apply to investments held directly by the Plan and those held as underlying investments of the Master Trust:

Common Stocks — Common stocks are valued using quoted prices listed on nationally recognized securities exchanges (Level 1 inputs).

Money Market and Mutual Funds — The fair values of mutual fund investments are determined by obtaining quoted prices on nationally recognized securities exchanges (Level 1 inputs).

Stable Value Funds — The fair values of participation units in stable value collective trusts are based upon the net asset values (NAVs) of such fund, after adjustments to reflect all fund investments at fair value, including direct and indirect interests in fully benefit-responsive contracts, as reported in the audited financial statements of the fund (Level 2 inputs) (see Note 8).

Common Collective Trusts — The fair values of participation units held in collective trusts, other than stable value funds, are based on the NAVs reported by the trust managers as of the financial statement dates, which may reflect recent transaction prices (Level 2 inputs). The investment objectives and underlying investments of the collective trusts vary, with some holding diversified portfolios of domestic or international stocks and open-ended mutual funds, some holding securities of U.S. companies in a particular industry sector, some holding short-term and/or medium-term corporate, government and government agency bonds, and others holding a blend of various domestic stocks, bonds and mutual funds. Each collective trust provides for daily redemptions by the Plan at reported NAVs per share, with no advance notice requirement (see Note 9).

The methods described are intended to produce a fair value calculation that is indicative of net realizable value or reflective of future fair values. However, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

8.                      STABLE VALUE FUNDS

Through the Master Trust, the Plan invests in the T. Rowe Price Stable Value Common Trust Fund (T. Rowe Price Stable Value Fund) and the Federated Capital Preservation Fund (collectively, the Funds), which are sponsored by T. Rowe Price Group, Inc. and Federated Investors, Inc., respectively. The funds invest primarily in conventional guaranteed investment contracts and synthetic investment contracts issued by life insurance companies, banks, and other financial institutions, with the objective of providing a high level of return that is consistent with also providing stability of investment return, preservation of capital, and liquidity to pay Plan benefits of its retirement plan investors.

The beneficial interest of each participant is represented by units. Units are issued and redeemed daily at the Funds’ constant NAV. Distribution to the Funds’ unit holders is declared daily from the net investment income and automatically reinvested in the Funds on a monthly basis, when paid. It is the policy of the Funds to use their best efforts to maintain the stable NAV per unit, although there is no guarantee that the Funds will be able to maintain this value.

Participants ordinarily may direct the withdrawal or transfer of all or a portion of their investment at contract value. Contract value represents contributions made to the Funds, plus earnings, less participant withdrawals and administrative expenses. The Funds impose certain restrictions on the Plan, and the Funds themselves may be subject to circumstances that impact their ability to transact at contract value. Plan management believes that the occurrence of events that would cause the Funds to transact at less than contract value is not probable.

The average yields of the Funds for the years ended December 31, were as follows:

	2010
	Based on —
		Interest Rate
	Annualized	Credited to
Stable Value Fund	Earnings (1)	Participants (2)

T. Rowe Price Stable Value Fund	3.65%	4.10%

	2009
	Based on —
		Interest Rate
	Annualized	Credited to
Stable Value Fund	Earnings (1)	Participants (2)

T. Rowe Price Stable Value Fund	4.23%	4.26%
Federated Capital Preservation Fund	3.53%	3.70%

(1)          Computed by dividing the annualized one-day actual earnings of the contract on the last day of the Plan year by the fair value of the investments on the same date.

(2)          Computed by dividing the annualized one-day earnings credited to participants on the last day of the Plan year by the fair value of the investments on the same date.

9.                      NET ASSET VALUE PER SHARE (DOLLARS IN THOUSANDS)

The following table sets forth a summary of the investments held by the Plan through the Master Trust with a reported NAV:

	Fair Value Estimated Using Net Asset Value per Share
	at December 31, 2010
				Other	Redemption
	Fair	Unfunded	Redemption	Redemption	Notice
Investment	Value	Commitment	Frequency	Restrictions	Period

T. Rowe Price Stable Value Fund (1)	$414	$—	Annual	None (1)	None (1)
Pyramis Select International Equity Commingled Pool Fund (2)	1	—	Daily	None (2)	None

Total	$415	$—

	Fair Value Estimated Using Net Asset Value per Share
	at December 31, 2009
				Other	Redemption
	Fair	Unfunded	Redemption	Redemption	Notice
Investment	Value	Commitment	Frequency	Restrictions	Period

T. Rowe Price Stable Value Fund (1)	$83	$—	Annual	None (1)	None (1)
Pyramis Select International Equity Commingled Pool Fund (2)	1	—	Daily	None (2)	None
Federated Capital Preservation Fund (3)	282	—	(3)	(3)	(3)

Total	$366	$—

(1)        The fund strategies seek to maximize current income while maintaining invested principal. The Plan is required to give notice one day in advance of a partial or total liquidation of the investment for any purpose other than for benefit payments, making participant loans, participant-directed investment transfers and payment of administrative fees. The Plan administrator is also required to give a 30-day notice of the liquidation of the fund due to the termination of the Master Trust.

(2)        The pool strategies seek long-term growth of capital primarily through investment in foreign securities. There is a 1% redemption fee for units held less than 30 days.

(3)        The fund strategies seek to maximize current income while maintaining invested principal. The Plan is required to give notice one year in advance of a partial or total liquidation of the investment for any purpose other than for the benefit payments, making participant loans, participant-directed investment transfers and payment of administrative fees. In November 2008, the Plan gave notice to Federated to liquidate its investment in the fund effective in July 2010 in order to transfer the asset to the T. Rowe Price Stable Value Fund.

10.               SUBSEQUENT EVENT

Effective January 3, 2011, the Plan was merged into the Mobile Gas Service Corporation Employee Savings Plan (New Plan).  The unvested employer nonelective matching contributions and discretionary incentive contributions included in participant balances at the date of merger will vest in the New Plan following the vesting schedule of the Plan, as discussed in Note 1 above.

* * * * * *

SUPPLEMENTAL SCHEDULE

MOBILE GAS SERVICE CORPORATION BARGAINING UNIT

EMPLOYEE SAVINGS PLAN

FORM 5500, SCHEDULE H, PART IV, LINE 4i — SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

(c)
	(b)	Description of Investment		(e)
	Identity of Issuer, Borrower,	Including Maturity Date,	(d)	Current
(a)	Lessor, or Similar Party	Rate of Interest, and Collateral	Cost	Value

*	Participant loans	Interest rates from 4.25% to 9.25%; maturities from January 2011 through May 2025	**	$435,499

*	Party-in-interest to the Plan.
**	Cost not required to be presented for participant directed investments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Plans’ sponsors have duly caused this annual report to be signed on their behalf by the undersigned thereunto duly authorized.

SEMPRA ENERGY SAVINGS PLAN (Full title of the Plan)

Date: June 29, 2011	By: /s/ G. JOYCE ROWLAND
G. Joyce Rowland, Senior Vice President Human Resources, Sempra Energy

SAN DIEGO GAS & ELECTRIC COMPANY SAVINGS PLAN (Full title of the Plan)

Date: June 29, 2011	By: /s/ G. JOYCE ROWLAND
G. Joyce Rowland, Senior Vice President Human Resources, Sempra Energy

SOUTHERN CALIFORNIA GAS COMPANY RETIREMENT SAVINGS PLAN (Full title of the Plan)

Date: June 29, 2011	By: /s/ G. JOYCE ROWLAND
G. Joyce Rowland, Senior Vice President Human Resources, Sempra Energy

MESQUITE POWER LLC SAVINGS PLAN (Full title of the Plan)

Date: June 29, 2011	By: /s/ G. JOYCE ROWLAND
G. Joyce Rowland, Senior Vice President Human Resources, Sempra Energy

MOBILE GAS SERVICE CORPORATION EMPLOYEE SAVINGS PLAN (Full title of the Plan)

Date: June 29, 2011	By: /s/ G. JOYCE ROWLAND
G. Joyce Rowland, Senior Vice President Human Resources, Sempra Energy

MOBILE GAS SERVICE CORPORATION BARGAINING UNIT EMPLOYEE SAVINGS PLAN (Full title of the Plan)

Date: June 29, 2011	By: /s/ G. JOYCE ROWLAND
G. Joyce Rowland, Senior Vice President Human Resources, Sempra Energy